SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 5, 2007 (October 1, 2007)

GENESIS TECHNOLOGY GROUP, INC.
(Exact name of registrant as specified in Charter)

Florida	333-86347	65-1130026
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

7900 Glades Road, Suite 420
Boca Raton, Florida 33434
(Address of Principal Executive Offices)

(561) 988-9880
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

This Form 8-K and other reports filed by Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, Registrant’s management as well as estimates and assumptions made by Registrant’s management. When used in the filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to Registrant or Registrant’s management identify forward looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this report entitled “Risk Factors”) relating to Registrant’s industry, Registrant’s operations and results of operations and any businesses that may be acquired by Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although Registrant believes that the expectations reflected in the forward looking statements are reasonable, Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with Registrant’s pro forma financial statements and the related notes filed with this Form 8-K.

In this Form 8-K, references to “we,” “our,” “us”, “Genesis” or the “Registrant” refer to Genesis Technology Group, Inc., a Florida corporation.

Item 1.01 Entry into a Material Definitive Agreement

On October 1, 2007, Genesis Technology Group, Inc., a Florida corporation (“Genesis”), executed a Share Acquisition and Exchange Agreement (“Exchange Agreement”) by and among Genesis, Karmoya International Ltd., a British Virgin Islands company (“Karmoya”), and the shareholders of 100% of Karmoya’s capital stock (the “Karmoya Shareholders”). The following is a brief description of the terms and conditions of the Exchange Agreement and the transactions contemplated thereunder that are material to Genesis.

Issuance of Preferred Stock. At Closing, Genesis issued 5,995,780 shares of its Series B Voting Convertible Preferred Stock (the “Series B Preferred Stock”) and 597 shares of its common stock to the Karmoya Shareholders in exchange for 100% of the capital stock of Karmoya. The shares of Series B Preferred Stock issued are convertible, in the aggregate, into 299,789,000 shares of Genesis’s common stock that, when combined with the 597 common shares issued to the Karmoya Shareholders, would equal 75% of the issued and outstanding shares of Genesis’s common stock on a fully-diluted basis if the preferred shares were to be converted on the Closing Date.

Consulting Agreement with Karmoya Shareholder. Under the Exchange Agreement, Genesis agreed to engage Cawston Enterprises, Ltd., a Beijing-based consulting company and a Karmoya Shareholder, immediately following the Closing, to assist Karmoya and Genesis in the business transition pursuant to the Exchange Agreement, both in China and the U.S. For a period of six (6) months, Genesis shall pay to the consultant $25,000 per month or a single payment, to cover the same period, of $100,000 to be paid within three (3) days of Closing.

Conversion of Options into Common Stock. Under the Exchange Agreement, Genesis also agreed to cause 8,806,250 of its outstanding options to be converted into 1,761,250 shares of common stock, such that there were 7,777,343 options outstanding at Closing.

Call of Special Shareholders’ Meeting. Under the Exchange Agreement, Genesis agreed to cause its board of directors to call a special shareholders’ meeting to be held within 60 days of the Closing to vote upon (i) an increase in the authorized number of shares of Genesis common stock to at least 600,000,000; or alternatively, a reverse stock split in which at least every seven (7) shares of common stock shall be combined into one (1) share, or a combination of the two and (ii) an increase of the authorized number of directors.

Change in Management. In connection with the Closing of this transaction, and as more fully described in Item 5.02 below, certain of Genesis’s directors and all of Genesis’s officers resigned (and their respective employment agreements were terminated) and designees of Karmoya were appointed as new directors and officers of Genesis effective at Closing.

The closing of this transaction (the “Closing”) occurred on October 1, 2007 (the “Closing Date”). A copy of the Exchange Agreement was filed as Exhibit 2.1 to our Current Report on Form 8-K filed on October 2, 2007.

Item 2.01 Completion of Acquisition or Disposition of Assets

As more fully described in Item 1.01 above, on October 1, 2007, Genesis Technology Group, Inc., a Florida corporation (“Genesis”) executed a Share Acquisition and Exchange Agreement (“Exchange Agreement”) by and among Genesis, Karmoya International Ltd., a British Virgin Islands company (“Karmoya”), and the following shareholders of 100% of Karmoya’s capital stock (the “Karmoya Shareholders”): Wang Shuo, Ai Yunian, Zhao Qun, Chang Zhaozhen, Cawston Enterprises Ltd., Greenview Capital Advisors LLC, Cao Wubo, Xun Guihong, and Zhang Yihua. Separately, Karmoya owns 100% of the capital stock of Union Well International Limited, a Cayman Islands company (“Union Well”), which has established and owns 100% of the equity in Genesis Jiangbo (Laiyang) Biotech Technologies Co., Ltd., a wholly foreign owned enterprise in the People’s Republic of China (“GJBT”). GJBT has entered into consulting service agreements and equity-related agreements with Laiyang Jiangbo Pharmaceutical Co., Ltd. (“Laiyang Jiangbo”), a limited liability company headquartered in, and organized under the laws of, China. Throughout this Form 8-K, Karmoya, Union Well, GJBT and Laiyang Jiangbo are sometimes collectively referred to as the “LJ Group.”

Under the Exchange Agreement, on the Closing Date, we issued 5,995,780 shares of our Series B Voting Convertible Preferred Stock (the “Series B Preferred Stock”) to the Karmoya Shareholders and 597 shares of our common stock in exchange for 100% of the capital stock of Karmoya. The shares of Series B Preferred Stock issued are convertible, in the aggregate, into a number of shares of our common stock that, when combined with the common stock issued to the Karmoya Shareholders, would equal 75% of the issued and outstanding shares of our common stock, if the shares were to be converted on the Closing Date. The Closing of the Exchange Agreement and the transactions contemplated thereunder (the “Exchange Transaction”) occurred on October 1, 2007.

As a result of the Exchange Transaction, the Karmoya Shareholders became our controlling shareholders and Karmoya became our wholly owned subsidiary. In connection with Karmoya becoming our wholly owned subsidiary, we acquired the business and operations of the LJ Group. Through various consulting service agreements and equity-related agreements between certain LJ Group entities (the “LJ Agreements”), our principal business activities shall continue to be conducted through the LJ Group’s operating company in China, Laiyang Jiangbo.

In connection with the Exchange Agreement, we agreed to form and issue voting only preferred stock to a major Karmoya shareholder, so that such shareholder would hold a majority of the outstanding Genesis voting securities after the Closing. This was a material inducement into causing Karmoya and their shareholders to enter into the Exchange Transaction.

The Karmoya Shareholders have acknowledged that the current assets of Genesis will be distributed to the Genesis shareholders other than the former Karmoya Shareholders and their assignees or transferees.

Prior to the Exchange Transaction, we were a business development and marketing firm that specialized in advising and providing a turnkey solution for Chinese small and mid-sized companies entering Western markets. However, in the past year, our primary business and operations generated losses for us. As a result of the Exchange Transaction, we acquired 100% of the capital stock of Karmoya and, consequently, control of the business and operations of the LJ Group. From and after the Closing Date of the Exchange Agreement, our primary operations consist of the business and operations of the LJ Group, which are conducted by Laiyang Jiangbo in China.

Our primary operations after the Exchange Transaction will be the business of the LJ Group, therefore, we are disclosing information about the LJ Group’s business, financial condition, and management in this Form 8-K. However, prior to the Exchange Transaction, we were a business with over $8.0 million in assets and were not a shell company, as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

In this Form 8-K, references to the “combined entity” refer to Genesis and the LJ Group entities as a combined entity. Copies of the LJ Agreements were filed as Exhibits 99.1 to 99.5 to our Current Report on Form 8-K filed on October 2, 2007.

DESCRIPTION OF BUSINESS

The LJ Group was formed to develop, manufacture, market and distribute pharmaceutical products and health supplements in the People's Republic of China (“PRC” or “China”). PRC law currently has limits on foreign ownership of certain companies. To comply with these foreign ownership restrictions, we operate our pharmaceutical business in China through Laiyang Jiangbo Pharmaceutical Co., Ltd., a PRC limited liability company (“Laiyang Jiangbo”). Laiyang Jiangbo holds the licenses and approvals necessary to operate our pharmaceutical business in China. We have contractual arrangements with Laiyang Jiangbo and its shareholders pursuant to which we provide technology consulting and other general business operation services to Laiyang Jiangbo. Through these contractual arrangements, we also have the ability to substantially influence Laiyang Jiangbo’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder approval. As a result of these contractual arrangements, which enable us to control Laiyang Jiangbo, we are considered the primary beneficiary of Laiyang Jiangbo. Accordingly, we consolidate Laiyang Jiangbo's results, assets and liabilities in our financial statements. For a description of these contractual arrangements, see “Contractual Arrangements with Laiyang Jiangbo and its Shareholders” below.

CONTRACTUAL ARRANGEMENTS WITH LAIYANG JIANGBO AND ITS SHAREHOLDERS

Our relationships with Laiyang Jiangbo and its shareholders are governed by a series of contractual arrangements primarily between two members of the LJ Group: (1) GJBT, the LJ Group’s wholly foreign owned enterprise in PRC, and (2) Laiyang Jiangbo, the LJ Group’s operating company in PRC. Under PRC laws, each of GJBT and Laiyang Jiangbo is an independent legal person and neither of them is exposed to liabilities incurred by the other party. The contractual arrangements constitute valid and binding obligations of the parties of such agreements. Each of the contractual arrangements, as amended and restated, and the rights and obligations of the parties thereto are enforceable and valid in accordance with the laws of the PRC. Other than pursuant to the contractual arrangements described below, Laiyang Jiangbo does not transfer any other funds generated from its operations to any other member of the LJ Group. On September 21, 2007, we entered into the following contractual arrangements (collectively, the “LJ Agreements”):

Consulting Services Agreement. Pursuant to the exclusive consulting services agreement between GJBT and Laiyang Jiangbo, GJBT has the exclusive right to provide to Laiyang Jiangbo general consulting services related to pharmaceutical business operations, as well as consulting services related to human resources and technological research and development of pharmaceutical products and health supplements (the “Services”). Under this agreement, GJBT owns the intellectual property rights developed or discovered through research and development while providing the Services for Laiyang Jiangbo. Laiyang Jiangbo pays a quarterly consulting service fee in Chinese Renminbi (“RMB”) to GJBT that is equal to all of Laiyang Jiangbo's revenue for such quarter.

Operating Agreement. Pursuant to the operating agreement among GJBT, Laiyang Jiangbo and the shareholders of Laiyang Jiangbo who collectively hold 100% of the outstanding shares of Laiyang Jiangbo (collectively, the “Laiyang Shareholders”), GJBT provides guidance and instructions on Laiyang Jiangbo's daily operations, financial management and employment issues. The Laiyang Shareholders must appoint the candidates recommended by GJBT as members of Laiyang Jiangbo's board of directors. GJBT has the right to appoint senior executives of Laiyang Jiangbo. In addition, GJBT agrees to guarantee Laiyang Jiangbo's performance under any agreements or arrangements relating to Laiyang Jiangbo's business arrangements with any third party. Laiyang Jiangbo, in return, agrees to pledge its accounts receivable and all of its assets to GJBT. Moreover, Laiyang Jiangbo agrees that without the prior consent of GJBT, Laiyang Jiangbo will not engage in any transactions that could materially affect the assets, liabilities, rights or operations of Laiyang Jiangbo, including, but not limited to, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party, or transfer of any agreements relating to its business operation to any third party. The term of this agreement is ten (10) years from September 21, 2007 unless early termination occurs in accordance with the provisions of the agreement and may be extended only upon GJBT's written confirmation prior to the expiration of the this agreement, with the extended term to be mutually agreed upon by the parties.

 Equity Pledge Agreement. Pursuant to the equity pledge agreement among GJBT, Laiyang Jiangbo and the Laiyang Shareholders, the Laiyang Shareholders pledged all of their equity interests in Laiyang Jiangbo to GJBT to guarantee Laiyang Jiangbo's performance of its obligations under the consulting services agreement. If either Laiyang Jiangbo or any of the Laiyang Shareholders breaches its respective contractual obligations, GJBT, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. The Laiyang Shareholders also granted GJBT an exclusive, irrevocable power of attorney to take actions in the place and stead of the Laiyang Shareholders to carry out the security provisions of the equity pledge agreement and take any action and execute any instrument that GJBT may deem necessary or advisable to accomplish the purposes of the equity pledge agreement. The Laiyang Shareholders agreed, among other things, not to dispose of the pledged equity interests or take any actions that would prejudice GJBT's interest. The equity pledge agreement will expire two (2) years after Laiyang Jiangbo obligations under the exclusive consulting services agreement have been fulfilled.

Option Agreement. Pursuant to the option agreement among GJBT, Laiyang Jiangbo and the Laiyang Shareholders, the Laiyang Shareholders irrevocably granted GJBT or its designated person an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Laiyang Jiangbo for the cost of the initial contributions to the registered capital or the minimum amount of consideration permitted by applicable PRC law. GJBT or its designated person has sole discretion to decide when to exercise the option, whether in part or in full. The term of this agreement is ten (10) years from September 21, 2007 unless early termination occurs in accordance with the provisions of the agreement and may be extended only upon GJBT's written confirmation prior to the expiration of the this agreement, with the extended term to be mutually agreed upon by the parties.

 Proxy Agreement. Pursuant to the proxy agreement among GJBT and the Laiyang Shareholders, the Laiyang Shareholders agreed to irrevocably grant and entrust all the rights to exercise their voting power to the person(s) appointed by GJBT. GJBT may from time to time establish and amend rules to govern how GJBT shall exercise the powers granted to it by the Laiyang Shareholders, and GJBT shall take action only in accordance with such rules. The Laiyang Shareholders shall not transfer their equity interests in Laiyang Jiangbo to any individual or company (other than GJBT or the individuals or entities designated by GJBT). The Laiyang Shareholders acknowledged that they will continue to perform this agreement even if one or more than one of them no longer hold the equity interests of Laiyang Jiangbo. This agreement may not be terminated without the unanimous consent of all of the parties, except that GJBT may terminate this agreement by giving thirty (30) days prior written notice to the Laiyang Shareholders.

LAIYANG JIANGBO PHARMACEUTICAL CO., LTD.

As discussed above, our operations are conducted through Laiyang Jiangbo Pharmaceutical Co., Ltd., a limited liability company headquartered in PRC and organized under the laws of PRC (“Laiyang Jiangbo”). Laiyang Jiangbo was organized on August 18, 2003.

PRINCIPAL PRODUCTS OR SERVICES

Laiyang Jiangbo is engaged in research, development, production, marketing and sales of pharmaceutical products. It is located in Northeast China in an Economic Development Zone in Laiyang City, Shandong province and is one of the major pharmaceutical companies in China producing tablets, capsules, and granules for both Western medical drugs and Chinese herbal-based medical drugs. Laiyang Jiangbo is also a major manufacturer of liquid chemicals for medical use in China. Approximately 25% of its products are Chinese herbal-based drugs and 75% are Western medical drugs and liquid chemical supply. Laiyang Jiangbo has several Certificates of Good Manufacturing Practices for Pharmaceutical Products (GMP Certificates) issued by the Shandong State Drug Administration (SDA) and currently produces over 30 types of drugs.

Laiyang Jiangbo’s top five products include Clarithromycin sustained-release tablets, Itopride Hydrochloride granules, Kanggusuiyan tablets, Ciprofloxacin Hydrochloride tablets, and Paracetamol tablets.

Drug Development and Production

Development and production of pharmaceutical products is Laiyang Jiangbo’s largest and most profitable business. Its principal pharmaceutical products include:

Clarithromycin sustained-release tablets

Clarithromycin sustained-release tablets, Chinese Drug Approval Number H20052746, are semi-synthetic antibiotics for curing Clarithromycin sensitive microorganism infections. Laiyang Jiangbo is one of only two domestic Chinese pharmaceutical companies having the technology to manufacture this drug. Laiyang Jiangbo’s sales of this drug were over RMB $132.6 million (US $17.66 million) in 2006, which is approximately 50% of the market share in China for this type of drug.

Clarithromycin is the second generation of macrolide antibiotic and replaces the older generation of Erythromycin. Clarithromycin first entered the pharmaceutical market in Ireland in 1989, and as of 2007, it is one of thirty medicines which generate the greatest sales revenue all over the world. Chemically, Clarithromycin has a wider antimicrobial spectrum and longer duration of acid resistance. Its activity is 2 to 4 times better than Erythromycin, but the toxicity is 2-12 times lower.

Clarithromycin sustained-release tablets utilize sustained-release technology, which requires a high degree of production technology. Because of the high degree of technology required to produce this product, PRC production requirements are very strict and there are very few manufacturers who gain permission to produce this product. Therefore, there is a significant barrier to entry in the PRC market. Currently, Clarithromycin sustained-release tablets are the leading product in the PRC domestic antibiotic sustained-release tablets market. Laiyang Jiangbo’s goal is to enlarge its output and sales revenue for Clarithromycin sustained-release tablets and attempt to obtain as much market share as possible.

Itopride Hydrochloride granules

Itopride Hydrochloride granules, Chinese Drug Approval Number H20050932, are a stomach and intestinal drug for curing digestive system-related diseases. Laiyang Jiangbo’s sales for this drug reached RMB $152.26 million (US $20.29 million) in 2006, which is approximately 43% of the market share in China for this type of drug. This product is widely regarded for its pharmacological properties, i.e. rapid absorption, positive clinical effects, and few side effects. Based on clinical observation, it has been shown that Itopride Hydrochloride granules can improve 95.1% of gastrointestinal indigestion symptoms.

Itopride Hydrochloride granules are the fourth generation of gastrointestinal double dynamic medicines, which are used for curing most symptoms due to functional indigestion. The older generations are Metoclopramide Paspertin, Domperidone and Cisapride.

Itopride Hydrochloride granules are SDA-approved and entered the PRC pharmaceutical market in June 2005. Since 2005, Laiyang Jiangbo has seized the opportunity presented by this product by rapidly establishing a domestic sales network and developing the market for this product. Currently, this product has competition from two other famous stomach medicines, namely Dompendone Tablets and Vitamin U Belladonna and Aluminum Capsules II. Itopride Hydrochloride granules are a new product for Laiyang Jiangbo, but it already has a nationwide sales network in China. Laiyang Jiangbo’s goal is to have sales of Itopride Hydrochloride granules exceed sales of the other two medicines in the near future.

Kanggusuiyan tablets

Kanggusuiyan tablets are a curing drug for osteomyelitis based on a mixed formulation of Western medicine and Chinese herbal medicine. This drug is on the list of State Protected Herbal Drugs in China, and Laiyang Jiangob is the only manufacturer in China. Laiyang Jiangbo’s sales for this drug reached RMB $102.19 million (US $13.62 million) in 2006, which is approximately 52% of the total market for all types of osteomyelitis curing drugs in China.

Ciprofloxacin Hydrochloride tablets

Ciprofloxacin Hydrochloride tablets, Chinese Drug Approval Number H37022737, are an antibiotic drug used to cure infection caused by bacteria. Laiyang Jiangbo’s sales for this drug reached RMB $84 million (US $11.19 million) in 2006, which is approximately 19.61% of the total market for this type of antibiotic drug in China.

Due to a stoppage in production of raw material manufacturing in PRC in 2004, the price of certain raw materials which are used to produce Ciprofloxacin Hydrochloride tablets rose rapidly and Laiyang Jiangbo seized this opportunity by using its stored raw materials to produce a significant amount of Ciprofloxacin Hydrochloride tablets. As a result, Laiyang Jiangbo’s sales of this product won a large percentage of the market in PRC from 2004 to 2006. However, other companies resumed production in 2007, which has lead to stronger competition and a decrease in Laiyang Jiangbo’s profits for this product. Despite the recent decrease in profits for this product, Laiyang Jiangbo’s goal is to continue producing Ciprofloxacin Hydrochloride tablets as a principal product to promote the popularity of its product and brand.

Paracetamol tablets

Paracetamol tablets, Chinese Drug Approval Number H37022733, are a nonprescription analgesic drug, mainly used for curing fever due to common flu or influenza. It is also used for relief of aches and pains. Laiyang Jiangbo’s sales for this drug reached RMB $52 million (US $6.93 million), which is approximately 12.1% of the total market for similar types of drugs in China.

Laiyang Jiangbo is authorized by the PRC Ministry of Health to be an appointed producer of common antibiotics in Jiangsu Province, Guangdong Province, Zhejiang Province, Fujian Province, Shandong Province and Guangxi Province. Paracetamol tablets are one of PRC’s national A-level Medicare medicines. This product entered the Chinese market in July 2004.

Baobaole Chewable tablets

Baobaole Chewable tablets, Chinese Drug Approval Number Z20060294, are a new product of Laiyang Jiangbo and entered the market in August 2007. Baobaole Chewable tablets are nonprescription drugs for gastric cavity aches. This drug stimulates the appetite and promotes digestion. Baobaole is used to cure deficiencies in the spleen and stomach, abdomen aches, loss of appetite, and loose bowels. Its effects are mild and lasting.

As of August 2007, Laiyang Jiangbo has completed its entire distribution network for this product and its goal is to reach sales volume of RMB $200 million (US $26.65 million) for this product for the fiscal year ended June 30, 2008.

DISTRIBUTION METHODS OF THE PRODUCTS OR SERVICES AND OUR CUSTOMERS

Laiyang Jiangbo has a well-established sales network across China. It has a distribution network covering 26 provinces in the PRC. Currently, Laiyang Jiangbo has approximately 1,060 distribution agents throughout the PRC. Laiyang Jiangbo will continue to establish more representative offices and engage additional distribution agents in order to strengthen its distribution network.

Laiyang Jiangbo recognizes the importance of branding as well as packaging. All of Laiyang Jiangbo’s products bear a uniform brand but have specialized designs to differentiate the different categories of Laiyang Jiangbo's products.

Laiyang Jiangbo conducts promotional marketing activities to publicize and enhance its image as well as to reinforce the recognition of its brand name including:

1.	publishing advertisements and articles in national as well as specialized and provincial newspapers, magazines, and in other media, including the Internet;

2.	participating in national meetings, seminars, symposiums, exhibitions for pharmaceutical and other related industries;

3.	organizing cooperative promotional activities with distributors; and

4.	sending direct mail to major physician offices and laboratories.

Currently, Laiyang Jiangbo has approximately 1,200 terminal clients. Terminal clients are hospitals and medical institutions which purchase large supplies of pharmaceutical drugs. Laiyang Jiangbo is also authorized by the PRC Ministry of Health as an appointed Medicare medication supplier in six provinces, namely Jiangsu Province, Shandong Province, Zhejiang Province, Fujian Province, Guangdong Province and Guangxi Province.

For the fiscal years ended June 30, 2007, 2006 and 2005, five customers accounted for approximately 33.3%, 30.5% and 47.39%, respectively, of Laiyang Jiangbo’s sales. These five customers represent 28.9% and 26.5% of Laiyang Jiangbo’s total accounts receivable as of June 30, 2007 and 2006, respectively.

COMPETITION

Laiyang Jiangbo has two major competitors in the PRC: Zhuhai Lizhu and Beijing Nohua. These companies have strong assets and a large market share in the pharmaceutical industry. Laiyang Jiangbo is able to compete with these competitors because of its favorable geographic position, strong R&D capability, unique products, extensive sales network, and lower prices. Other than these two competitors, most other competitors produce only one or two products.

SOURCES AND AVAILABILITY OF RAW MATERIALS AND THE PRINCIPAL SUPPLIERS

Laiyang Jiangbo has strategic relationships with many research institutions in PRC developing new drugs, such as Jiangsu Drug Research Institute, Pharmaceutical Institute of Shandong University, Chinese Traditional Medicine Institute, Shandong Chinese Traditional Medicine Technical School, and the Institute for Drug Control Departments. These relationships help to ensure that Laiyang Jiangbo maintains a continuing pipeline of high quality drugs into the future. Laiyang Jiangbo’s own production facilities supply most of the raw materials used to manufacture its products. Laiyang Jiangbo designs, creates prototypes and manufactures its products at its manufacturing facilities located in Laiyang City, Shandong province. Its principal raw materials include Ciprofloxacin Hydrochloride tablets. The prices for these raw materials are subject to market forces largely beyond our control, including energy costs, organic chemical prices, market demand, and freight costs. The prices for these raw materials have varied significantly in the past and may vary significantly in the future.

PATENTS, TRADEMARKS, LICENSES, FRANCHISES, CONCESSIONS, ROYALTY AGREEMENTS OR LABOR CONTRACTS

Laiyang Jiangbo relies on a combination of trademark, copyright and trade secret protection laws in PRC and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect its intellectual property and brand. Laiyang Jiangbo has been issued design patents in PRC for drug packaging and drug containers, each valid for 10 years, and it intends to apply for more patents to protect its core technologies. Laiyang Jiangbo is currently in the process of acquiring the rights to a new Class I drug recently patented and made available to Laiyang Jiangbo through its relationship with the Pharmaceutical Institute of Shandong University. This is a Class I drug which means that all PRC national hospitals and other major medical facilities must carry this drug. Laiyang Jiangbo also enters into confidentiality, non-compete and invention assignment agreements with its employees and consultants and nondisclosure agreements with third parties. “Jiangbo” and a certain circular design affiliated with our brand are our registered trademarks in the PRC.

Pharmaceutical companies are at times involved in litigation based on allegations of infringement or other violations of intellectual property rights. Furthermore, the application of laws governing intellectual property rights in the PRC and abroad is uncertain and evolving and could involve substantial risks to us.

GOVERNMENT APPROVAL AND REGULATION OF LAIYANG JIANGBO'S PRINCIPAL PRODUCTS OR SERVICES

General PRC Government Approval

The Drug Administration Law of the PRC governs Laiyang Jiangbo and its products. The State Food & Drug Administration of the PRC regulates and implements PRC drug laws. The State FDA has granted Laiyang Jiangbo government permits to produce the following products: Clarithromycin sustained-released tablets, Itopride Hydrochloride granules, Ciprofloxacin Hydrochloride tablets, Paracetamol tablets, Baobaole Chewable tablets, Compound Sufamethoxazole tablets, and Vitamin C tablets.

The drug approval process takes about two years: including local SFDA approval, Local SFDA test, State SFDA processing, state SFDA expert valuation, clinical trial, final approval.

No enterprise may start production at its facilities until it receives approval from the PRC Ministry of Agriculture to begin operations. Laiyang Jiangbo currently has obtained the requisite approval and licenses from the Ministry of Agriculture in order to operate its production facilities.

Circular 106 Compliance and Approval

On May 31, 2007, the PRC State Administration of Foreign Exchange (“SAFE”) issued an official notice known as "Circular 106," which requires the owners of any Chinese companies to obtain SAFE’s approval before establishing any offshore holding company structure for foreign financing as well as subsequent acquisition matters in China.

In early September 2007, the three owners of 100% of the equity in Laiyang Jiangbo, Cao Wubo, Xun Guihong and Zhang Yihua, submitted their application to SAFE. On September 19, 2007, SAFE approved their application, permitting these Chinese citizens to establish an offshore company, Karmoya International Ltd., as a “special purpose vehicle” for any foreign ownership and capital raising activities by Laiyang Jiangbo.

After SAFE’s approval, Cao Wubo, Xun Guihong and Zhang Yihua became the majority owners of Karmoya International Ltd. on September 20, 2007.

RESEARCH AND DEVELOPMENT

Laiyang Jiangbo places great emphasis on product research and development and maintains strategic relationships with many research institutions in PRC developing new drugs, such as Jiangsu Drug Research Institute, Pharmaceutical Institute of Shandong University, Chinese Traditional Medicine Institute, Shandong Chinese Traditional Medicine Technical School, and the Institute for Drug Control Departments. These relationships help to ensure that Laiyang Jiangbo maintains a continuing pipeline of high quality drugs into the future. Major projects currently being undertaken by Laiyang Jiangbo focus on the following products:

Ligustrazine Ferulic Acid Acetate (LFAA)

LFAA is a Cardiac Cerebral Vascular innovative medicine, researched by Pharmaceutical Institute of Shandong University. It is protected by patent. Its PRC invention patent application number is 02135989X, publication number is CN1424313A and patent number is ZL02135989X filed in December 2005.

LFAA is a synthetic innovation medicine based on Liqustrazine. It is the successor of Liqustrazine, which has independent intellectual property rights. LFAA helps to reduce blood clotting and prevent platelets in the blood from clumping together. Based on clinical studies, LFAA’s artery endothelium cell proliferation stimulating function is 20 times better than Liqustrazine, its protecting function for endothelium cell is 40 times better than Liqustrazine, and its anti-cerebral ischemia activity is 4 times better than Liqustrazine. Laiyang Jiangbo’s goal is to reach sales revenue of RMB $300 million for LFAA after it is put into production.

Compound Salvia Miltiorrhiza Cold Powder Injection

Compound Salvia Miltiorrhiza Cold Powder Injection is a PRC “Level B” new medicine. It has the effect of decreasing blood pressure, reducing blood fat and protecting heart. It is an improved generation drug with higher content of active ingredients, better stability and better clinical effectiveness than the older generation drug. Laiyang Jiangbo’s goal is to reach sales revenue of RMB $300 million RMB for this product after it is put into production.

For the fiscal year ended June 30, 2007, Laiyang Jiangbo spent approximately US $11 million or approximately 14.6% of its fiscal 2007 revenue on research and development of various pharmaceutical products. For the fiscal year ended June 30, 2006, Laiyang Jiangbo spent approximately US $13.6 million or approximately 27.8% of its fiscal 2006 revenue on research and development of products.

COSTS AND EFFECTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS

In compliance with PRC environmental regulations, Laiyang Jiangbo spent approximately $1,500 in fiscal 2005, $1,600 in fiscal 2006, and approximately $2,000 in fiscal 2007, mainly for the wastewater treatment in connection with its production facilities.

EMPLOYEES

Laiyang Jiangbo currently has more than 1,280 employees, including 220 production crew, 440 full-time salespersons and 620 part-time salespersons. Approximately 200 of these employees are represented by Laiyang City Jiangbo Pharmaceuticals Union, which is governed by the City of Laiyang. Laiyang Jiangbo has not experienced a work since inception and does not anticipate any work stoppage in the foreseeable future. Management believes that its relations with its employees and its union are good.

CORPORATE INFORMATION

Laiyang Jiangbo’s principal executive offices are located at Middle Section, Longmao Street, Area A, Laiyang Waixiangxing Industrial Park, Laiyang City, Yantai, Shandong Province, PRC 710075.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this report before making an investment decision with regard to our securities. The statements contained in or incorporated into this offering that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

Our limited operating history makes it difficult to evaluate our future prospects and results of operations.

We have a limited operating history. Laiyang Jiangbo commenced operations in 2003 and first achieved profitability in the fiscal year ended June 30, 2005. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving industries such as the pharmaceutical industry in China. Some of these risks and uncertainties relate to our ability to:

.	maintain our market position in the pharmaceuticals business in China;
.	offer new and innovative products to attract and retain a larger customer base;
.	attract additional customers and increase spending per customer;
.	increase awareness of our brand and continue to develop user and customer loyalty;
.	respond to competitive market conditions;
.	respond to changes in our regulatory environment;
.	manage risks associated with intellectual property rights;
.	maintain effective control of our costs and expenses;
.	raise sufficient capital to sustain and expand our business;
.	attract, retain and motivate qualified personnel; and
.	upgrade our technology to support additional research and development of new products.

If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

We May Need Additional Financing to Execute Our Business Plan

The revenues from the production and sale of pharmaceutical products and the projected revenues from these products may not be adequate to support our expansion and product development programs. We may need substantial additional funds to build our new production facilities, pursue further research and development, obtain regulatory approvals, market our products, and file, prosecute, defend and enforce our intellectual property rights. We will seek additional funds through public or private equity or debt financing, strategic transactions and/or from other sources. We could enter into collaborative arrangements for the development of particular products that would lead to our relinquishing some or all rights to the related technology or products.

There are no assurances that future funding will be available on favorable terms or at all. If additional funding is not obtained, we will need to reduce, defer or cancel development programs, planned initiatives or overhead expenditures, to the extent necessary. The failure to fund our capital requirements would have a material adverse effect on our business, financial condition and results of operations.

Our Success Depends On Collaborative Partners, Licensees and Other Third Parties Over Whom We Have Limited Control

Due to the complexity of the process of developing pharmaceuticals, our core business depends on arrangements with pharmaceutical institutes, corporate and academic collaborators, licensors, licensees and others for the research, development, clinical testing, technology rights, manufacturing, marketing and commercialization of our products. We have several research collaborations. Our license agreements could obligate us to diligently bring potential products to market, make milestone payments and royalties that, in some instances, could be substantial, and incur the costs of filing and prosecuting patent applications. There are no assurances that we will be able to establish or maintain collaborations that are important to our business on favorable terms, or at all.

A number of risks arise from our dependence on collaborative agreements with third parties. Product development and commercialization efforts could be adversely affected if any collaborative partner:

.	terminates or suspends its agreement with us
.	causes delays
.	fails to timely develop or manufacture in adequate quantities a substance needed in order to conduct clinical trials
.	fails to adequately perform clinical trials
.	determines not to develop, manufacture or commercialize a product to which it has rights or
.	otherwise fails to meet its contractual obligations.

Our collaborative partners could pursue other technologies or develop alternative products that could compete with the products we are developing.

The Profitability of Our Products Will Depend in Part on Our Ability to Protect Proprietary Rights and Operate Without Infringing the Proprietary Rights of Others

The profitability of our products will depend in part on our ability to obtain and maintain patents and licenses and preserve trade secrets, and the period our intellectual property remains exclusive. We must also operate without infringing the proprietary rights of third parties and without third parties circumventing our rights. The patent positions of pharmaceutical enterprises, including ours, are uncertain and involve complex legal and factual questions for which important legal principles are largely unresolved. The pharmaceutical patent situation outside the PRC is uncertain, is currently undergoing review and revision in many countries, and may not protect our intellectual property rights to the same extent as the laws of the PRC. Because patent applications are maintained in secrecy in some cases, we cannot be certain that we or our licensors are the first creators of inventions described in our pending patent applications or patents or the first to file patent applications for such inventions.

Most of our drug products have been approved by the PRC's Food and Drug Administration (SFDA) but have not received patent protection. For instance, Clarithromycin sustained-release tablets, one of our most profitable products, are produced by other companies in China. If any other company were to obtain patent protection for Clarithromycin sustained-release tablets in China, or for any of our other drug products, it would have a material adverse effect on our revenue.

Other companies may independently develop similar products and design around any patented products we develop. We cannot assure you that:

.	any of our patent applications will result in the issuance of patents
.	we will develop additional patentable products
.	the patents we have been issued will provide us with any competitive advantages
.	the patents of others will not impede our ability to do business; or
.	third parties will not be able to circumvent our patents.

A number of pharmaceutical, research, and academic companies and institutions have developed technologies, filed patent applications or received patents on technologies that may relate to our business. If these technologies, applications or patents conflict with ours, the scope of our current or future patents could be limited or our patent applications could be denied. Our business may be adversely affected if competitors independently develop competing technologies, especially if we do not obtain, or obtain only narrow, patent protection. If patents that cover our activities are issued to other companies, we may not be able to obtain licenses at a reasonable cost, or at all; develop our technology; or introduce, manufacture or sell the products we have planned.

Patent litigation is becoming widespread in the pharmaceutical industry. Such litigation may affect our efforts to form collaborations, to conduct research or development, to conduct clinical testing or to manufacture or market any products under development. There are no assurances that our patents would be held valid or enforceable by a court or that a competitor's technology or product would be found to infringe our patents in the event of patent litigation. Our business could be materially affected by an adverse outcome to such litigation. Similarly, we may need to participate in interference proceedings declared by the U.S. Patent and Trademark Office or equivalent international authorities to determine priority of invention. We could incur substantial costs and devote significant management resources to defend our patent position or to seek a declaration that another company's patents are invalid.

Much of our know-how and technology may not be patentable, though it may constitute trade secrets. There are no assurances that we will be able to meaningfully protect our trade secrets. We cannot assure you that any of our existing confidentiality agreements with employees, consultants, advisors or collaborators will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Collaborators, advisors or consultants may dispute the ownership of proprietary rights to our technology, for example by asserting that they developed the technology independently.

We May Encounter Difficulties in Manufacturing our Products

Before our products can be profitable, they must be produced in commercial quantities in a cost-effective manufacturing process that complies with regulatory requirements, including GMP, production and quality control regulations. If we cannot arrange for or maintain commercial-scale manufacturing on acceptable terms, or if there are delays or difficulties in the manufacturing process, we may not be able to conduct clinical trials, obtain regulatory approval or meet demand for our products. Production of our products could require raw materials which are scarce or which can be obtained only from a limited number of sources. If we are unable to obtain adequate supplies of such raw materials, the development, regulatory approval and marketing of our products could be delayed.

We Could Need More Clinical Trials or Take More Time to Complete Our Clinical Trials Than We Have Planned

Clinical trials vary in design by factors including dosage, end points, length, and controls. We may need to conduct a series of trials to demonstrate the safety and efficacy of our products. The results of these trials may not demonstrate safety or efficacy sufficiently for regulatory authorities to approve our products. Further, the actual schedules for our clinical trials could vary dramatically from the forecasted schedules due to factors including changes in trial design, conflicts with the schedules of participating clinicians and clinical institutions, and changes affecting product supplies for clinical trials.

We rely on collaborators, including academic institutions, governmental agencies and clinical research organizations, to conduct, supervise, monitor and design some or all aspects of clinical trials involving our products. Since these trials depend on governmental participation and funding, we have less control over their timing and design than trials we sponsor. Delays in or failure to commence or complete any planned clinical trials could delay the ultimate timelines for our product releases. Such delays could reduce investors' confidence in our ability to develop products, likely causing our share price to decrease.

We May Not Be Able to Obtain the Regulatory Approvals or Clearances That Are Necessary to Commercialize Our Products

The PRC and other countries impose significant statutory and regulatory obligations upon the manufacture and sale of pharmaceutical products. Each regulatory authority typically has a lengthy approval process in which it examines pre-clinical and clinical data and the facilities in which the product is manufactured. Regulatory submissions must meet complex criteria to demonstrate the safety and efficacy of the ultimate products. Addressing these criteria requires considerable data collection, verification and analysis. We may spend time and money preparing regulatory submissions or applications without assurances as to whether they will be approved on a timely basis or at all.

Our product candidates, some of which are currently in the early stages of development, will require significant additional development and pre-clinical and clinical testing prior to their commercialization. These steps and the process of obtaining required approvals and clearances can be costly and time-consuming. If our potential products are not successfully developed, cannot be proven to be safe and effective through clinical trials, or do not receive applicable regulatory approvals and clearances, or if there are delays in the process:

.	the commercialization of our products could be adversely affected;
.	any competitive advantages of the products could be diminished; and
.	revenues or collaborative milestones from the products could be reduced or delayed.

Governmental and regulatory authorities may approve a product candidate for fewer indications or narrower circumstances than requested or may condition approval on the performance of post-marketing studies for a product candidate. Even if a product receives regulatory approval and clearance, it may later exhibit adverse side effects that limit or prevent its widespread use or that force us to withdraw the product from the market.

Any marketed product and its manufacturer will continue to be subject to strict regulation after approval. Results of post-marketing programs may limit or expand the further marketing of products. Unforeseen problems with an approved product or any violation of regulations could result in restrictions on the product, including its withdrawal from the market and possible civil actions.

In manufacturing our products we will be required to comply with applicable good manufacturing practices regulations, which include requirements relating to quality control and quality assurance, as well as the maintenance of records and documentation. We cannot comply with regulatory requirements, including applicable good manufacturing practice requirements, we may not be allowed to develop or market the product candidates. If we or our manufacturers fail to comply with applicable regulatory requirements at any stage during the regulatory process, we may be subject to sanctions, including fines, product recalls or seizures, injunctions, refusal of regulatory agencies to review pending market approval applications or supplements to approve applications, total or partial suspension of production, civil penalties, withdrawals of previously approved marketing applications and criminal prosecution.

Competitors May Develop and Market Pharmaceutical Products That Are Less Expensive, More Effective or Safer, Making Our Products Obsolete or Uncompetitive

Some of our competitors and potential competitors have greater product development capabilities and financial, scientific, marketing and human resources than we do. Technological competition from pharmaceutical companies is intense and is expected to increase. Other companies have developed technologies that could be the basis for competitive products. Some of these products have an entirely different approach or means of accomplishing the desired curative effect than products we are developing. Alternative products may be developed that are more effective, work faster and are less costly than our products. Competitors may succeed in developing products earlier than us, obtaining approvals and clearances for such products more rapidly than us, or developing products that are more effective than ours. In addition, other forms of treatment may be competitive with our products. Over time, our technology or products may become obsolete or uncompetitive.

Our Products May Not Gain Market Acceptance

Our products may not gain market acceptance in the pharmaceutical community. The degree of market acceptance of any product depends on a number of factors, including establishment and demonstration of clinical efficacy and safety, cost-effectiveness, clinical advantages over alternative products, and marketing and distribution support for the products. Limited information regarding these factors is available in connection with our products or products that may compete with ours.

To directly market and distribute our pharmaceutical products, we or our collaborators require a marketing and sales force with appropriate technical expertise and supporting distribution capabilities. We may not be able to further establish sales, marketing and distribution capabilities or enter into arrangements with third parties on acceptable terms. If we or our partners cannot successfully market and sell our products, our ability to generate revenue will be limited.

Our Operations and the Use of Our Products Could Subject Us to Damages Relating to Injuries or Accidental Contamination.

Our research and development processes involve the controlled use of hazardous materials. We are subject to PRC national, provincial and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and waste products. The risk of accidental contamination or injury from handling and disposing of such materials cannot be completely eliminated. In the event of an accident involving hazardous materials, we could be held liable for resulting damages. We are not insured with respect to this liability. Such liability could exceed our resources. In the future we could incur significant costs to comply with environmental laws and regulations.

If We Were Successfully Sued for Product Liability, We Could Face Substantial Liabilities That May Exceed Our Resources.

We may be held liable if any product we develop, or any product which is made using our technologies, causes injury or is found unsuitable during product testing, manufacturing, marketing, sale or use. These risks are inherent in the development of agricultural and pharmaceutical products. We currently do not have product liability insurance. We are not insured with respect to this liability. If we choose to obtain product liability insurance but cannot obtain sufficient insurance coverage at an acceptable cost or otherwise protect against potential product liability claims, the commercialization of products that we develop may be prevented or inhibited. If we are sued for any injury caused by our products, our liability could exceed our total assets.

We Have Limited Business Insurance Coverage.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products. We do not have any business liability or disruption insurance coverage for our operations in China. Any business disruption, litigation or natural disaster may result in our incurring substantial costs and the diversion of our resources.

Our Success Depends on Attracting and Retaining Qualified Personnel

We depend on a core management and scientific team. The loss of any of these individuals could prevent us from achieving our business objective of commercializing our product candidates. Our future success will depend in large part on our continued ability to attract and retain other highly qualified scientific, technical and management personnel, as well as personnel with expertise in clinical testing and government regulation. We face competition for personnel from other companies, universities, public and private research institutions, government entities and other organizations. If our recruitment and retention efforts are unsuccessful, our business operations could suffer.

Risks Related to Our Corporate Structure

PRC laws and regulations governing our businesses and the validity of certain of our contractual arrangements are uncertain. If we are found to be in violation, we could be subject to sanctions. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with our affiliated Chinese entity, Laiyang Jiangbo, and its shareholders. We are considered a foreign person or foreign invested enterprise under PRC law. As a result, we are subject to PRC law limitations on foreign ownership of Chinese companies. These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

We may be adversely affected by complexity, uncertainties and changes in PRC regulation of pharmaceutical business and companies, including limitations on our ability to own key assets.

The PRC government regulates the pharmaceutical industry including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the pharmaceutical industry. These laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainty. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be a violation of applicable laws and regulations. Issues, risks and uncertainties relating to PRC government regulation of the pharmaceutical industry include the following:

.	we only have contractual control over Laiyang Jiangbo. We do not own it due to the restriction of foreign investment in Chinese businesses; and
.
uncertainties relating to the regulation of the pharmaceutical business in China, including evolving licensing practices, means that permits, licenses or operations at our company may be subject to challenge. This may disrupt our business, or subject us to sanctions, requirements to increase capital or other conditions or enforcement, or compromise enforceability of related contractual arrangements, or have other harmful effects on us.

The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, pharmaceutical businesses in China, including our business.

In order to comply with PRC laws limiting foreign ownership of Chinese companies, we conduct our pharmaceutical business through Laiyang Jiangbo by means of contractual arrangements. If the PRC government determines that these contractual arrangements do not comply with applicable regulations, our business could be adversely affected.

The PRC government restricts foreign investment in pharmaceutical businesses in China. Accordingly, we operate our business in China through Laiyang Jiangbo. Laiyang Jiangbo holds the licenses and approvals necessary to operate our pharmaceutical business in China. We have contractual arrangements with Laiyang Jiangbo and its shareholders that allow us to substantially control Laiyang Jiangbo. We cannot assure you, however, that we will be able to enforce these contracts.

Although we believe we comply with current PRC regulations, we cannot assure you that the PRC government would agree that these operating arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. If the PRC government determines that we do not comply with applicable law, it could revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, require us to restructure our operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business.

Our contractual arrangements with Laiyang Jiangbo and its shareholders may not be as effective in providing control over these entities as direct ownership.

Since PRC law limits foreign equity ownership in companies in China, we operate our pharmaceutical business through an affiliated Chinese company, Laiyang Jiangbo. We have no equity ownership interest in Laiyang Jiangbo and rely on contractual arrangements to control and operate such business. These contractual arrangements may not be as effective in providing control over Laiyang Jiangbo as direct ownership. For example, Laiyang Jiangbo could fail to take actions required for our business despite its contractual obligation to do so. If Laiyang Jiangbo fails to perform under their agreements with us, we may have to rely on legal remedies under PRC law, which may not be effective. In addition, we cannot assure you that Laiyang Jiangbo's shareholders would always act in our best interests.

The Chairman of the Board of Directors of Laiyang Jiangbo has potential conflicts of interest with us, which may adversely affect our business.

Mr. Cao Wubo, our Chairman and Chief Executive Officer, is also the Chairman of the Board of Directors and General Manager of Laiyang Jiangbo. Conflicts of interests between his duties to our company and Laiyang Jiangbo may arise. As Mr. Cao is a director and executive officer of our company, he has a duty of loyalty and care to us under Florida law when there are any potential conflicts of interests between our company and Laiyang Jiangbo. We cannot assure you, however, that when conflicts of interest arise, Mr. Cao will act completely in our interests or that conflicts of interests will be resolved in our favor. In addition, Mr. Cao could violate his legal duties by diverting business opportunities from us to others. If we cannot resolve any conflicts of interest between us and Mr. Cao, we would have to rely on legal proceedings, which could result in the disruption of our business.

Risks Related to Doing Business in China

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

Substantially all of our business operations are conducted in China. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. China's economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. Since early 2004, the PRC government has implemented certain measures to control the pace of economic growth. Such measures may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition.

If PRC law were to phase out the preferential tax benefits currently being extended to foreign invested enterprises and “new or high-technology enterprises” located in a high-tech zone, we would have to pay more taxes, which could have a material and adverse effect on our financial condition and results of operations.

Under PRC laws and regulations, a foreign invested enterprise may enjoy preferential tax benefits if it is registered in a high-tech zone and also qualifies as “new or high-technology enterprise”. As a foreign invested enterprise as well as a certified “new or high-technology enterprise” located in an economic development zone in Laiyang City, GJBT is entitled to a three-year exemption from enterprise income tax beginning from its first year of operation, a 7.5% enterprise income tax rate for another three years followed by a 15% tax rate so long as it continues to qualify as a “new or high-technology enterprise.” Laiyang Jiangbo is currently subject to a 15% enterprise income tax rate for so long as its status as a “new or high-technology enterprise” remains unchanged. Furthermore, GJBT may apply for a refund of the 5% business tax levied on its total revenues derived from its technology consulting services. If the PRC law were to phase out preferential tax benefits currently granted to “new or high-technology enterprises” and technology consulting services, we would be subject to the standard statutory tax rate, which currently is 33%, and we would be unable to obtain business tax refunds for our provision of technology consulting services. Loss of these preferential tax treatments could have a material and adverse effect on our financial condition and results of operations.

Laiyang Jiangbo is subject to restrictions on making payments to us.

We are a holding company incorporated in the State of Florida and do not have any assets or conduct any business operations other than our investments in our affiliated entity in China, Laiyang Jiangbo. As a result of our holding company structure, we rely entirely on payments from Laiyang Jiangbo under our contractual arrangements. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. See “Government control of currency conversion may affect the value of your investment.” Furthermore, if our affiliated entity in China incurs debt on its own in the future, the instruments governing the debt may restrict its ability to make payments. If we are unable to receive all of the revenues from our operations through these contractual or dividend arrangements, we may be unable to pay dividends on our ordinary shares.

Uncertainties with respect to the PRC legal system could adversely affect us.

We conduct our business primarily through our affiliated Chinese entity, Laiyang Jiangbo. Our operations in China are governed by PRC laws and regulations. We are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us, our management or the experts named in the prospectus.

We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, most of our senior executive officers reside within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon our senior executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our PRC counsel has advised us that the PRC does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current structure, our income is primarily derived from payments from Laiyang Jiangbo. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries and our affiliated entity to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

Fluctuation in the value of RMB may have a material adverse effect on your investment.

The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Our revenues and costs are mostly denominated in RMB, while a significant portion of our financial assets are denominated in U.S. dollars. We rely entirely on fees paid to us by our affiliated entity in China. Any significant fluctuation in value of RMB may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our stock in U.S. dollars. For example, an appreciation of RMB against the U.S. dollar would make any new RMB denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into RMB for such purposes. An appreciation of RMB against the U.S. dollar would also result in foreign currency translation losses for financial reporting purposes when we translate our U.S. dollar denominated financial assets into RMB, as RMB is our reporting currency.

We face risks related to health epidemics and other outbreaks.

Our business could be adversely affected by the effects of SARS or another epidemic or outbreak. China reported a number of cases of SARS in April 2004. Any prolonged recurrence of SARS or other adverse public health developments in China may have a material adverse effect on our business operations. For instance, health or other government regulations adopted in response may require temporary closure of our production facilities or of our offices. Such closures would severely disrupt our business operations and adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of SARS or any other epidemic.

Risks Related to an Investment in Our Securities

To Date, We Have Not Paid Any Cash Dividends and No Cash Dividends Will be Paid in the Foreseeable Future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We intend to retain all earnings for our operations.

The Application of the "Penny Stock" Rules Could Adversely Affect the Market Price of Our Common Stock and Increase Your Transaction Costs to Sell Those Shares.

As long as the trading price of our common shares is below $5 per share, the open-market trading of our common shares will be subject to the "penny stock" rules. The "penny stock" rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser's written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common shares, and may result in decreased liquidity for our common shares and increased transaction costs for sales and purchases of our common shares as compared to other securities.

Our Common Shares are Thinly Traded and, You May be Unable to Sell at or Near Ask Prices or at All if You Need to Sell Your Shares to Raise Money or Otherwise Desire to Liquidate Your Shares.

We cannot predict the extent to which an active public market for its common stock will develop or be sustained. However, we do not rule out the possibility of applying for listing on the Nasdaq National Market or other exchanges.

Our common shares have historically been sporadically or "thinly-traded" on the “Over-the-Counter Bulletin Board”, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

The market price for our common stock is particularly volatile given our status as a relatively small company with a small and thinly traded “float” and lack of current revenues that could lead to wide fluctuations in our share price. The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or "risky" investment due to our lack of revenues or profits to date and uncertainty of future market acceptance for our current and potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. The following factors may add to the volatility in the price of our common shares: actual or anticipated variations in our quarterly or annual operating results; adverse outcomes; the termination of our contractual agreements with Laiyang Jiangbo; and additions or departures of our key personnel, as well as other items discussed under this "Risk Factors" section, as well as elsewhere in this Current Report. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price. However, we do not rule out the possibility of applying for listing on the Nasdaq National Market or other exchanges.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Volatility in Our Common Share Price May Subject Us To Securities Litigation.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources.

Our Corporate Actions are Substantially Controlled by our Principal Shareholders and Affiliated Entities.

Our principal shareholders and their affiliated entities will own approximately 75% of our outstanding ordinary shares, representing approximately 75% of our voting power. These shareholders, acting individually or as a group, could exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions. In addition, because of the percentage of ownership and voting concentration in these principal shareholders and their affiliated entities, elections of our board of directors will generally be within the control of these shareholders and their affiliated entities. While all of our shareholders are entitled to vote on matters submitted to our shareholders for approval, the concentration of shares and voting control presently lies with these principal shareholders and their affiliated entities. As such, it would be difficult for shareholders to propose and have approved proposals not supported by management. There can be no assurances that matters voted upon by our officers and directors in their capacity as shareholders will be viewed favorably by all shareholders of our company.

The Elimination of Monetary Liability Against our Directors, Officers and Employees under Florida law and the Existence of Indemnification Rights to our Directors, Officers and Employees may Result in Substantial Expenditures by Us and May Discourage Lawsuits Against our Directors, Officers and Employees.

Our articles of incorporation contain specific provisions that eliminate the liability of our directors for monetary damages to our company and shareholders, and we are prepared to give such indemnification to our directors and officers to the extent provided by Florida law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and shareholders.

Legislative Actions, Higher Insurance Costs and Potential New Accounting Pronouncements May Impact our Future Financial Position and Results of Operations.

There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory rulings that will have an impact on our future financial position and results of operations. The Sarbanes-Oxley Act of 2002 and other rule changes as well as proposed legislative initiatives following the Enron bankruptcy are likely to increase general and administrative costs and expenses. In addition, insurers are likely to increase premiums as a result of high claims rates over the past several years, which we expect will increase our premiums for insurance policies. Further, there could be changes in certain accounting rules. These and other potential changes could materially increase the expenses we report under generally accepted accounting principles, and adversely affect our operating results.

Past Activities Of Genesis And Its Affiliates May Lead To Future Liability.

Prior to the Exchange Agreement among Genesis, Karmoya and the Karmoya Shareholders executed on October 1, 2007, we engaged in businesses unrelated to our current operations. Neither Genesis’s prior management nor any of its shareholders prior to the Exchange Transaction are providing indemnifications against any loss, liability, claim, damage or expense arising out of or based on any breach of or inaccuracy in any of their representations and warranties made regarding such acquisition, and any liabilities relating to such prior business against which we are not completely indemnified may have a material adverse effect on our company.

The market price for our stock may be volatile.

The market price for our stock may be volatile and subject to wide fluctuations in response to factors including the following:

.	actual or anticipated fluctuations in our quarterly operating results;
.	changes in financial estimates by securities research analysts;
.	conditions in pharmaceutical and agricultural markets;
.	changes in the economic performance or market valuations of other pharmaceutical companies;
.	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;
.	addition or departure of key personnel;
.	fluctuations of exchange rates between RMB and the U.S. dollar;
.	intellectual property litigation;
.	general economic or political conditions in China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our stock.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our shareholders.

We believe that our current cash and cash equivalents, anticipated cash flow from operations and the net proceeds from a proposed offering will be sufficient to meet our anticipated cash needs for the near future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

We will be subject to reporting obligations under the U.S. securities laws. The Securities and Exchange Commission, or the SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company's internal controls over financial reporting in its annual report, which contains management's assessment of the effectiveness of our internal controls over financial reporting. In addition, an independent registered public accounting firm must attest to and report on management's assessment of the effectiveness of our internal controls over financial reporting. Our management may conclude that our internal controls over our financial reporting are not effective. Moreover, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management's assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as new rules subsequently implemented by SEC have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the summary consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition or Plan of Operations” and the LJ Group’s financial statements and the related notes included elsewhere in this report. We derived the financial data for the years ended June 30, 2007 and 2006 and as of June 30, 2007 and 2006 from the LJ Group’s audited financial statements included in this report. The historical results are not necessarily indicative of the results to be expected for any future period.

	Year ended June 30,
	2007	2006

Net sales	$72,259,812	$45,242,987
Net sales - related party	3,933,881	3,913,452
Cost of sales	21,161,530	15,686,233

Gross profit	55,032,163	33,470,206

Research and development expense	11,143,830	13,642,200

Selling, Administrative expenses	25,579,361	7,894,672

Income from operations	18,308,972	11,933,334
Other (income) expense	(6,375,340)	386,816

Income before income taxes	24,684,312	11,546,518
Provision for income taxes	2,631,256	3,810,351

Net income (Loss)	$22,053,056	$7,736,167

	As of June 30,
	2007	2006	2005
Consolidated Balance Sheet Data:
Cash and Cash Equivalents	$17,737,208	$3,371,598	$1,237,784
Working Capital	15,997,440	3,395,071	(4,072,834)
Total Assets	55,397,059	36,472,948	17,198,999
Total Liabilities	28,101,398	27,032,473	15,623,003
Total Shareholders’ Equity	27,295,661	9,440,475	1,575,997

Footnotes

The Exchange Transaction contemplated under the Exchange Agreement is deemed to be a reverse acquisition, where Genesis (the legal acquirer) is considered the accounting acquiree and the LJ Group (the legal acquiree) is considered the accounting acquirer. The unaudited pro forma financial Statements for the Exchange Transaction are attached hereto as Exhibit 99.11.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition of the LJ Group for the fiscal years ended June 30, 2007 and 2006 should be read in conjunction with the Selected Consolidated Financial Data, the LJ Group’s financial statements, and the notes to those financial statements that are included elsewhere in this Current Report on Form 8-K. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this Form 8-K. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

OVERVIEW

Genesis Technology Group, Inc. (“Genesis”) was originally incorporated on August 15, 2001 in the State of Florida. On October 12, 2001, Genesis consummated a merger with NewAgeCities.com, an Idaho public corporation originally formed in 1969. Genesis was the surviving entity after the merger with the Idaho public corporation.

As a result of the Exchange Transaction that was completed on October 1, 2007 and described more fully above in Items 1.01 and 2.02 of this Form 8-K, Karmoya, a British Virgin Islands company established as a “special purpose vehicle” for the foreign fund rising for its PRC subsidiaries and became our wholly owned subsidiary and our new operating business. Karmoya was incorporated under the laws of the British Virgin Islands on July 17, 2007 and conducts its business operations through its wholly owned subsidiaries. Karmoya owns 100% of the capital stock of Union Well International Limited, a Cayman Islands company, which has established and owns 100% of the equity in Genesis Jiangbo (Laiyang) Biotech Technologies Co., Ltd., a wholly foreign owned enterprise in the People’s Republic of China. Genesis Jiangbo (Laiyang) Biotech Technologies Co., Ltd. was incorporated under the laws of the People’s Republic of China on September 17, 2007 and registered as a wholly foreign owned enterprise on September 19, 2007. Genesis Jiangbo (Laiyang) Biotech Technologies Co., Ltd. has entered into a series of contractual agreements with Laiyang Jiangbo Pharmaceutical Co., Ltd., a PRC limited liability company. Laiyang Jiangbo Pharmaceutical Co., Ltd. was incorporated under the laws of the People’s Republic of China on August 18, 2003. Throughout this Form 8-K, Karmoya and its subsidiaries are sometimes collectively referred to as the “LJ Group.” In this Management’s Discussion and Analysis section, the LJ Group is sometimes referred to as the “Company.” In this Management’s Discussion and Analysis section, the LJ Group is sometimes referred to as the “Company.”

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our management's discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements appearing at Exhibits 99.10 and 99.11, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis:

Inventories

Inventories, consisting of raw materials and finished goods related to the Company’s products are stated at the lower of cost or market utilizing the weighted average method.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using straight-line method over the estimated useful lives of the assets. The estimated useful lives of the assets are as follows:

Useful Life
Building and building improvements	20 - 40	Years
Manufacturing equipment	10 - 15	Years
Office equipment and furniture	5-8	Years
Vehicle	5	Years

The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.

Long-lived assets of the Company are reviewed periodically, or more often if circumstances dictate, to determine whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

Intangible assets

All land in the People’s Republic of China is owned by the government and cannot be sold to any individual or company. The Company has recorded the costs paid to acquire a long-term interest to utilize the land underlying the Company's facility as land use rights. This type of arrangement is common for the use of land in the PRC. The land use rights are amortized on the straight-line method over the term of the land use rights of 50 years.

Purchased technological know-how includes secret formulas, manufacturing processes, technical, procedural manuals and the certificate of drugs production and is amortized using the straight-line method over the expected useful economic life of 5 years, which reflects the period over which those formulas, manufacturing processes, technical and procedural manuals are kept secret to the Company as agreed between the Company and the selling parties.

Intangible assets of the Company are reviewed periodically or more often if circumstances dictate, to determine whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Revenue recognition

Product sales are generally recognized when title to the product has transferred to customers in accordance with the terms of the sale. The Company recognizes revenue in accordance with the Securities and Exchange Commission’s (SEC) Staff Accounting Bulletin (SAB) No. 101, “Revenue Recognition in Financial Statements” as amended by SAB No. 104 (together, “SAB 104”), and Statement of Financial Accounting Standards (SFAS) No. 48 “Revenue Recognition When Right of Return Exists.” SAB 104 states that revenue should not be recognized until it is realized or realizable and earned. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectibility is reasonably assured.

The Company is generally not contractually obligated to accept returns. However, on a case-by-case negotiated basis, the Company permits customers to return their products. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 48, "Revenue Recognition when the Right of Return Exists", revenue is recorded net of an allowance for estimated returns. Such reserves are based upon management's evaluation of historical experience and estimated costs. The amount of the reserves ultimately required could differ materially in the near term from amounts included in the consolidated financial statements.

Shipping and handling

Shipping and handling costs related to costs of goods sold are included in selling, general and administrative costs.

Research and development

Research and development costs are expensed as incurred. These costs primarily consist of cost of material used and salaries paid for the development of the Company’s products and fees paid to third parties.

Income taxes

The Company is governed by the Income Tax Law of the People’s Republic of China. Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset when they related to income taxes levied by the same taxation authority and the Company intends to settle its current ax assets and liabilities on a net basis.

The Company adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no affect on the Company’s financial statements.

Value added tax

Enterprises or individuals who sell products, engage in repair and maintenance or import and export goods in the PRC are subject to a value added tax in accordance with Chinese laws. The value added tax standard rate is 17% of the gross sales price. A credit is available whereby VAT paid on the purchases of semi-finished products, raw materials used in the production of the Company’s finished products, and payment of freight expenses can be used to offset the VAT due on sales of the finished product.

Recent accounting pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109 (“SFAS 109”). The interpretation clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS 109, “Accounting for Income Taxes.” It prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact, if any, of FIN 48 on its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157), which provides guidance for how companies should measure fair value when required to use a fair value measurement for recognition or disclosure purposes under generally accepted accounting principle (GAAP). SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact, if any, the adoption of SFAS 157 will have on its financial statements.

In December 2006, FASB Staff Position No. EITF 00-19-2, “Accounting for Registration Payment Arrangements,” was issued. The FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.” The Company believes that its current accounting is consistent with the FSP. Accordingly, adoption of the FSP had no effect on its financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115”, under which entities will now be permitted to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS 157. The Company is currently assessing the impact, if any, the adoption of SFAS 159 will have on its financial statements.

In June 2007, the FASB issued FASB Staff Position No. EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities” (“FSP EITF 07-3”), which addresses whether nonrefundable advance payments for goods or services that used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed. The Company is currently evaluating the effect of this pronouncement on financial statements.

RESULTS OF OPERATIONS

Comparison of Years Ended June 30, 2007, 2006 and 2005.

The following table sets forth the results of our operations for the periods indicated as a percentage of total net sales:

	Year Ended June 30,	% of	Year Ended June 30,	% of	Year Ended June 30,	% of
	2007	Revenue	2006	Revenue	2005	Revenue
SALES	$72,259,812	94.84%	$45,242,987	92.04%	$10,852,106	85.11%

SALES - RELATED PARTY	3,933,881	5.16%	3,913,452	7.96%	1,899,266	14.89%

COST OF REVENUES	21,161,530	27.77%	15,686,233	31.91%	8,771,942	68.79%

GROSS PROFIT	55,032,163	72.23%	33,470,206	68.09%	39,79,430	31.21%

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	25,579,361	33.57%	7,894,672	16.06%	1,689,004	13.25%

RESEARCH AND DEVELOPMENT	11,143,830	14.63%	13,642,200	27.75%	1,240,252	9.73%

INCOME FROM OPERATIONS	18,308,972	24.03%	11,933,334	24.28%	1,050,174	8.24%

OTHER EXPENSES(INCOME)	(6,375,340)	(8.37)%	386,816	0.79%	253,319	1.99%

INCOME BEFORE PROVISION FOR INCOME TAXES	24,684,312	32.40%	11,546,518	23.49%	796,855	6.25%

PROVISION FOR INCOME TAXES	2,631,256	3.45%	3,810,351	7.75%	262,962	2.06%

NET INCOME (LOSS)	22,053,056	28.94%	7,736,167	15.74%	533,893	4.19%

OTHER COMPREHENSIVE INCOME Foreign currency translation adjustment	1,018,130	1.34%	128,311	0.26%	-	-

COMPREHENSIVE INCOME	23,071,186	30.28%	7,864,478	16.00%	533,893	4.19%

Comparison of Years Ended June 30, 2007 and 2006

REVENUES. Our revenues include revenues from sales and revenues from sales to related party of $72,259,812 and $3,933,881, respectively for the year ended June 30, 2007. During the year ended June 30, 2007, we had revenues from sales of $72,259,812 as compared to revenues from sales of $45,242,987 for the year ended June 30, 2006, an increase of approximately 59.71%. During the year ended June 30, 2007, we had revenues from sales to related party of $3,933,881 as compared to revenues from sales to related party of $3,913,452 for the year ended June 30, 2006, an increase of approximately 0.52%. These increases are attributable to continued strong sales of our best selling products, Ciprloxacin Hydrochloride tablets, and Paracetamol tablets . We believe that our sales will continue to grow because we are strengthening our sales force, improving the quality of our products and continuing developing new products that will be well accepted in the market.

COST OF REVENUES. Cost of revenues for 2007 increased $5,475,297 or 34.91%, from $15,686,233 for the year ended June 30, 2006 to $21,161,530 for the year ended June 30, 2007. The decrease in cost of revenue as a percentage of net revenues for the year ended June 30, 2006, approximately 27.77% as compared to the year ended June 30, 2006, approximately 31.91%, was attributable to better and more efficient manufacturing production.

GROSS PROFIT. Gross profit was $55,032,163 for the year ended June 30, 2007 as compared to $33,470,206 for the year ended June 30, 2006, representing gross margins of approximately 72.23% and 68.09%, respectively. The increase in our gross profits was mainly due to strong product sale and decrease in cost of revenue as a percentage of net revenue.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses totaled $25,579,361for the year ended June 30, 2007, as compared to $7,894,672 for the year ended June 30, 2006, an increase of approximately 224.01%. This increase is primarily attributable to increase in product advertisement, marketing and promotion spending. Additionally, the travel and entertainment expenses were also increased due to increased sales related travel and entertainment in 2007.

RESEARCH AND DEVELOPMENT COSTS. Research and development costs, which consist of cost of material used and salaries paid for the development of the Company’s products and fees paid to third parties, totaled $11,143,830 for the year ended June 30, 2007, as compared to $13,642,200 for the year ended June 30, 2006, an decrease of approximately 18.31%. The decrease was mainly because we had less new product development projects in 2007.

OTHER (INCOME) EXPENSES. Our other (income) expenses consisted of corporate income tax and valued added tax exemption from the government, financial expenses and non-operating expenses. We had other income of $6,375,340 for the year ended June 30, 2007 as compared to other expense $386,816 for the year ended June 30, 2006, an decrease of approximately 1748.16%. The decrease in other expenses is mainly due to receiving of corporate income tax and value added tax exemption from the government .

NET INCOME. Our net income for the year ended June 30, 2007 was $22,053,056 as compared to $7,736,167 for the year ended June 30, 2006. The increase in net income is attributable to increased sales volume, lower average costs as well as government income tax and value added tax exemption. Our management believes that net income will continue to increase because we will continue to offer better and more products and improve our manufacturing efficiency.

Comparison of Years Ended June 30, 2006 and 2005

REVENUES. Our revenues include revenues from sales and revenues from sales to related party of $45,242,987 and $3,913,452, respectively for the year ended June 30, 2006. During the year ended June 30, 2006, we had revenues from sales of $45,242,987 as compared to revenues from sales of $10,852,106 for the year ended June 30, 2005, an increase of approximately 316.91%. During the year ended June 30, 2006, we had revenues from sales to related party of $3,913,452 as compared to revenues from sales to related party of $1,899,266 for the year ended June 30, 2005, an increase of approximately 106.05%. These increases are attributable to continued strong sales of our best selling products, Ciprloxacin Hydrochloride tablets, and Paracetamol tablets.

COST OF REVENUES. Cost of revenues for 2006 increased by $6,914,291or 78.82%, from $8,771,942 for the year ended June 30, 2005 to $15,686,233 for the year ended June 30, 2006. The decrease in cost of revenue as a percentage of total revenues for the year ended June 30, 2006, approximately 31.91% as compared to the year ended June 30, 2005, approximately 68.79%, was attributable to lower material costs and better and more efficient manufacturing production.

GROSS PROFIT. Gross profit was $33,470,206 for the year ended June 30, 2006 as compared to $3,979,430 for the year ended June 30, 2005, representing gross margins of approximately 68.09% and 31.21%, respectively. The increase in our gross profits was mainly due to strong product sale and decrease in cost of revenue as a percentage of net revenue.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses totaled $7,894,672 for the year ended June 30, 2006, as compared to $1,689,004 for the year ended June 30, 2005, an increase of approximately 367.42%. This increase is primarily attributable to increase in product advertisement, marketing and promotion spending. Additionally, the travel and entertainment expenses were also increased due to increased sales related travel and entertainment in 2007.

RESEARCH AND DEVELOPMENT COSTS. Research and development costs, which consist of cost of material used and salaries paid for the development of the Company’s products and fees paid to third parties, totaled $13,642,200 for the year ended June 30, 2006, as compared to $1,240,252 for the year ended June 30, 2005, an increase of approximately 999.95%. The increase was mainly because we had more new product development projects and the average spending on each project was higher in 2006.

OTHER (INCOME) EXPENSES. Our other (income) expenses consisted of corporate income tax and valued added tax exemption from the government, financial expenses and non-operating expenses. We had other expense of $386,816 for the year ended June 30, 2006 as compared to other expense of $253,319 for the year ended June 30, 2005, an increase of approximately 52.70%. The increase in other expenses was mainly due to high interest expenses in 2006.

NET INCOME. Our net income for the year ended June 30, 2006 was $7,736,167 as compared to $533,893 for the year ended June 30, 2005. The increase in net income is attributable to largely increased sales volume and lower average costs.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

Net cash flow used in operating activities was $2,943,843 in fiscal 2006 and while net cash flow provided by operating activities was $15,291,968 in fiscal 2007. The increase of net cash flow provided by (used in) operating activities in fiscal 2007 was mainly due to increase in net income of $14,316,889, decrease in our inventories and deferred expense of $1,727,215 and $1,563,800, respectively and offset by increase in our accounts receivable of $1,534,814 and decrease in our accounts payable, other payable, and other payable- related parties of $2,027,968, $827,498,and $3,848,086, respectively.

Net cash flow used in investing activities was $183,237 in fiscal 2007 and $565,996 in fiscal 2006. Uses of cash flow for investing activities included equipment purchases and payments for intangible assets. The decrease of net cash flow used in investing activities in fiscal 2007 was mainly due to decrease in property and equipments payments of $183,237.

Net cash flow used in financing activities was $1,216,850 in fiscal 2007 and while net cash flow provided by financing activities was $5,568,832 in fiscal 2006. The decrease of net cash flow provided by financing activities was mainly due to payments for bank loans of $5,688,450 offset by proceeds from bank loans of $4,471,600.

Our working capital position increased $12,602,369 to $15,997,440 at June 30, 2007 from $3,395,071 at June 30, 2006. This increase in working capital is primarily attributable to an increase of approximately $14.4 million in cash and accounts receivable due from third parties (approximately $2.1 million) and a decrease in accounts payable (approximately $1.9 million), short term bank loans (approximately $1million), other payable (approximately $0.7 million), other payable related parties (approximately $3.7 million), tax payable (approximately $2.1 million) and partially offset by a decrease in inventories (approximately $1.4 million), deferred expense (approximately $1.5 million) and an increase in dividends payable (approximately $10.5 million), partially offset by an decreased in inventories (approximately $1.4 million) and prepaid expense and other current assets (approximately $157,000). The increases in cash and accounts receivable reflect the effects of increased sales in fiscal year 2007 and the corresponding receivables generated by those sales.

Our cash requirements for the next twelve months are approximately $26.5 million, including requirements for working capital (estimated to be approximately $20 million) and research and development (estimated to be approximately $6.5 million). We expect to obtain the necessary funds from operations and private offerings during the course of the twelve-month period and will manage our activities accordingly.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our consolidated financial position, results of operations, and cash flows.

The following tables summarize our contractual obligations as of June 30, 2007, and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

Payments Due by Period
	Total		Less than 1 year		1-3 Years	3-5 Years	5 Years +
In Thousands
Contractual Obligations:
Bank Indebtedness		$13,013,240		$13,013,240	$	$	$
Other Indebtedness	$		$		$	$	$
Capital Lease Obligations	$		$		$	$	$
Operating Leases	$		$		$	$	$
Purchase Obligations	$		$		$	$	$
Total Contractual Obligations:		$13,013,240		$13,013,240	$	$	$

Bank Indebtedness amounts include the short-term bank loans amount and notes payable amount.

Off-balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Related Party Transactions

For a description of our related party transactions, see the section of this Current Report entitled “Certain Relationships and Related Transactions.”

Quantitative and Qualitative Disclosures about Market Risk

Karmoya does not use derivative financial instruments in its investment portfolio and has no foreign exchange contracts. Our financial instruments consist of cash and cash equivalents, trade accounts receivable, accounts payable and long-term obligations. We consider investments in highly liquid instruments purchased with a remaining maturity of 90 days or less at the date of purchase to be cash equivalents. However, in order to manage the foreign exchange risks, Genesis may engage in hedging activities to manage our financial exposure related to currency exchange fluctuation. In these hedging activities, we might use fixed-price, forward, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges, as well as long-term structured transactions when feasible.

Interest Rates. Our exposure to market risk for changes in interest rates relates primarily to our short-term investments and short-term obligations; thus, fluctuations in interest rates would not have a material impact on the fair value of these securities. At June 30, 2007, we had approximately $17,737,208 in cash and cash equivalents. A hypothetical 2 % increase or decrease in interest rates would not have a material impact on our earnings or loss, or the fair market value or cash flows of these instruments.

Foreign Exchange Rates. All of our sales are denominated in Renminbi (“RMB”). As a result, changes in the relative values of U.S. Dollars and RMB affect our reported levels of revenues and profitability as the results are translated into U.S. Dollars for reporting purposes. In particular, fluctuations in currency exchange rates could have a significant impact on our financial stability due to a mismatch among various foreign currency-denominated sales and costs. Fluctuations in exchange rates between the U.S. dollar and RMB affect our gross and net profit margins and could result in foreign exchange and operating losses.

Our exposure to foreign exchange risk primarily relates to currency gains or losses resulting from timing differences between signing of sales contracts and settling of these contracts. Furthermore, we translate monetary assets and liabilities denominated in other currencies into RMB, the functional currency of our operating business. Our results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in our statement of shareholders’ equity. We recorded net foreign currency gains of $1,018,130 and $128,311 in 2007 and 2006, respectively. We have not used any forward contracts, currency options or borrowings to hedge our exposure to foreign currency exchange risk. We cannot predict the impact of future exchange rate fluctuations on our results of operations and may incur net foreign currency losses in the future. As our sales denominated in foreign currencies, such as RMB and Euros, continue to grow, we will consider using arrangements to hedge our exposure to foreign currency exchange risk.

Our financial statements are expressed in U.S. dollars but the functional currency of our operating subsidiary is RMB. The value of your investment in our stock will be affected by the foreign exchange rate between U.S. dollars and RMB. To the extent we hold assets denominated in U.S. dollars, including the net proceeds to us from this offering, any appreciation of the RMB against the U.S. dollar could result in a change to our statement of operations and a reduction in the value of our U.S. dollar denominated assets. On the other hand, a decline in the value of RMB against the U.S. dollar could reduce the U.S. dollar equivalent amounts of our financial results, the value of your investment in our company and the dividends we may pay in the future, if any, all of which may have a material adverse effect on the price of our stock.

DESCRIPTION OF PROPERTY

Our principal executive offices are located at Middle Section, Longmao Street, Area A, Laiyang Waixiangxing Industrial Park, Laiyang City, Yantai, Shandong Province, PRC 710075, where we have developed approximately 45,356 square meters of production, office, and garage space. Our total building area is 7172 square meters and our production workshop area is more than 3132 square meters.

Previously, On August 13, 2003, the Laiyang Development Planning Agency approved Laiyang Jiangbo’s plan to invest in Section A of the Industrial Park for construction of garage and office space. On August 18, 2003, the Laiyang Industrial Park Administration certified Laiyang Jiangbo’s investment of RMB $10 million (US $1.33 million) in Section A of the Industrial Park for a total construction of 13,000 square meters.

We currently do not lease any real property.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP PRIOR TO CHANGE OF CONTROL

The following table sets forth information regarding the beneficial ownership of our common stock as of September 30, 2007, for each of the following persons, prior to the transactions contemplated by the Exchange Agreement:

•	each of our directors and named officers prior to the Closing of the Exchange Agreement;

•	all of the directors and executive officers as a group prior to the Closing of the Exchange Agreement; and

•	each person who is known by us to own beneficially five percent or more of our common stock prior to this offering.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the shareholder’s name. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Genesis Technology Group, Inc., Boca Corporate Plaza, 7900 Glades Road, Suite 420, Boca Raton, Florida 33434. The percentage of class beneficially owned set forth below is based on 87,664,120 shares of common stock outstanding on September 30, 2007.

Name of shareholder	Number of Shares beneficially owned	Percentage of class beneficially owned before the Transaction
Named executive officers and directors:
Gary Wolfson (1)	8,915,531	9.6%
Kenneth Clinton (2)	5,644,531	6.0%
Adam Wasserman (3)	1,243,738	1.4%
Dr. Shaohua Tan (4)	4,394,531	4.8%
Rodrigo Arboleda	500,000	*
Robert D. Cain	500,000	*
Other 5% Shareholders:
None	0	0.0%
All directors and executive officers as a group (six persons)	21,198,331	20.5%

* Represents less than one percent (1%).

(1)	Includes options to purchase 5,644,531 shares of common stock.

(2)	Includes options to purchase 5,644,531 shares of common stock.

(3)	Includes options to purchase 250,000 shares of common stock.

(4)	Includes options to purchase 4,394,531 shares of common stock.

SECURITY OWNERSHIP AFTER CHANGE OF CONTROL

The following table sets forth information regarding the beneficial ownership of our common stock as of October 2, 2007, for each of the following persons, after giving effect to transaction under the Exchange Agreement:

•	each of our directors and each of the named officers in the “Management—Executive Compensation” section of this report;

•	all directors and executive officers as a group; and

•	each person who is known by us to own beneficially five percent or more of our common stock prior to this offering.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the shareholder’s name. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Karmoya International Ltd., Middle Section, Longmao Street, Area A, Laiyang Waixiangxing Industrial Park, Laiyang City, Yantai, Shandong Province, PRC 710075. The percentage of class beneficially owned set forth below is based on 87,664,120 shares of common stock outstanding on October 2, 2007.

	Common Stock Beneficially Owned
Named executive officers and directors:	Number of Shares beneficially owned	Percentage of class beneficially owned after the Transaction
Cao Wubo (1)	194,263,661	68.9%
Elsa Sung	0	*
Xu Haibo	0	*
Dong Lining	0	*
Yang Weidong	0	*
Xin Jingsheng	0	*
Xue Hong	0	*
Feng Xiaowei	0	*
Huang Lei	0	*
Ge Jian (2)	399,719	*
Zhang Yihua	0	*
Rodrigo Arboleda	500,000	*
Robert Cain	500,000	*
All directors and executive officers as a group (13 persons)	195,663,380	69.3%

5% Shareholders:
Verda International Limited (3)	194,263,661	68.9%
Wang Renhui (4)	22,384,290	20.3%

* Represents less than one percent (1%).

(1)
Includes (i) 3,885,273 shares of Series B Preferred Stock convertible into 194,263,650 shares of common stock, and (ii) 11 shares of common stock owned by Verda International Limited, a company of which Mr. Cao is the Executive Director and owner of 100% of the equity interest. The address for Verda International Limited is A-1 Building Dasi Street,Laiyang City, Shandong province, China.

(2)	Includes (i) 7,994 shares of Series B Preferred Stock convertible into 399,700 shares of common stock, and (ii) 19 shares of common stock owned by Ge Jian.

(3)
Includes (i) 3,885,273 shares of Series B Preferred Stock convertible into 194,263,650 shares of common stock, and (ii) 11 shares of common stock. The address for Verda International Limited is A-1 Building Dasi Street,Laiyang City, Shandong province, China. The natural person with voting power and investment power on behalf of Verda International Limited is Mr. Cao Wubo.

(4)
Includes (i) 447,685 shares of Series B Preferred Stock convertible into 22,384,250 shares of common stock, and (ii) 40 shares of common stock owned by Wang Renhui. The mailing address for Wang Renhui is No. 57-2-14-1 Chaoyang Street, Dalin, China.

DIRECTORS AND EXECUTIVE OFFICERS

Appointment of New Directors and Officers

In connection with the Exchange Transaction, Gary Wolfson, Kenneth Clinton, and Dr. Shaohua Tan resigned as members of our board of directors, and we appointed six new directors to our board of directors. Furthermore, concurrent with the Closing of the Exchange Transaction, Gary Wolfson resigned as our Chief Executive Officer, Adam Wasserman resigned as our Chief Financial Officer, and Kenneth Clinton resigned as our President. Immediately following the resignations of Mr. Wolfson, Mr. Wasserman and Mr. Clinton as executive officers, we appointed seven new executive officers. Descriptions of our newly appointed directors and officers can be found below in the section titled “Current Management.”

Current Management

The following table sets forth the names and ages of our directors and executive officers, as of the date of this Current Report on Form 8-K:

Name	Age	Position
Cao Wubo	42	Chief Executive Officer and Chairman of the Board
Elsa Sung	33	Chief Financial Officer
Xu Haibo	36	Vice President, Chief Operating Officer and Director
Dong Lining	47	Vice President, Director of Technology
Yang Weidong	36	Vice President, Director of Sales
Xin Jingsheng	52	Director of Equipment
Xue Hong	39	Controller
Feng Xiaowei	40	Director
Huang Lei	24	Director
Ge Jian	36	Director
Zhang Yihua	26	Director
Rodrigo Arboleda	65	Director
Robert Cain	45	Director

Cao Wubo, age 42, has served as the chairman and general manager of Laiyang Jiangbo since 2003, and shall serve as Chairman and CEO of the combined entity. Mr. Cao was born in September 1965 and is of Chinese nationality. He graduated from Tsinghua University with a masters degree. From 1981 to 1988, Mr. Cao completed his military service in the Chinese Army, during which he was sales section director in Laiyang Yongkang Pharmaceutical Factory. From 1988 to 1998, he continued working in Laiyang Yongkang Pharmaceutical Factory as Marketing Manager. From 1998 until 2003, he was general manager of Laiyang Jiangbo Pharmacy Co. Ltd. and Laiyang Jiangbo Chinese and Western Pharmacy Co. Ltd. Since 2003, he has been chairman and general manager of Laiyang Jiangbo Pharmaceutical Co. Ltd. He is the founder of Laiyang Jiangbo Pharmacy Co. Ltd., Laiyang Jiangbo Chinese and Western Pharmacy Co. Ltd., and Laiyang Jiangbo Pharmaceutical Co. Ltd.

Elsa Sung, age 33, is currently Vice President of CFO Oncall, Inc. and shall serve as Chief Financial Officer of the combined entity effective October 1, 2007. Prior to joining CFO Oncall, Inc., Ms. Sung was an Audit Manager at Sherb & Co., Boca Raton, Florida. She was responsible for managing, monitoring, as well as performing audits for domestic and international clients. Ms. Sung was primarily responsible for providing assurance services to public companies located in China. Before joining Sherb & Co., Ms. Sung was a Senior Internal Auditor at Applica Consumer Products, Inc., a U.S. public traded company. Prior to this, Ms. Sung was with Ernst & Young, LLP in West Palm Beach, Florida as a Senior Auditor in the Assurance and Advisory Business Service Group. Ms. Sung is a licensed CPA in the State of Georgia and a member of the American Institute of Certified Public Accountants. She received her Master of Business Administration and Bachelor’s Degree, graduated “Cum Laude”, in Accounting from Florida Atlantic University. She also holds a Bachelor’s Degree in Sociology from National Chengchi University in Taipei, Taiwan.

Xu Haibo, age 36, has served as a deputy general manager of Laiyang Jiangbo since August 2006, and shall serve as Vice President and COO of the combined entity. Mr. Xu was born in October 1970 and is of Chinese nationality. He graduated from Shanghai Financial and Economic University on July 1, 1993 and has engaged in a banking career for more than ten years. From July 1993 to July 2004, he worked in the Bank of China Yantai Branch as Credit Clerk in the Credit Department, Section Chief in the Operation Department, Governor of the Bank of China Yantai Fushan Branch, and Director of the Risk Control Department in the Bank of China Yantai Branch. From August 2004 to July 2006, he was general manager of Shandong Province Licheng Investment Co. Ltd. From August 2006 until the present, he has been the deputy general manager of Laiyang Jiangbo Pharmaceutical Co. Ltd. Mr. Xu has a national registered accountant certificate in China.

Dong Lining, age 47, has served as deputy manager of Laiyang Jiangbo since July 2003 and shall continue to serve as Vice President and Director of Technology of the combined entity. Mr. Dong Lining was born in January 1960 and is of Chinese nationality. He graduated from Shandong Pharmacy University in 1995. From July 1986 to July 2003, he worked in Laiyang Biochemistry Pharmaceutical Factory, where he was a checker, technologist, workshop director, product technology section chief, technology deputy factory director, and factory director. He has been deputy manager of Laiyang Jiangbo Pharmaceutical Co. Ltd. from July 2003 until now. He has published several pharmaceutical thesis articles in magazines such as, Chinese Biochemical Medical Magazine, Food and Drug, and China New Clinical Medicine.

Yang Weidong, age 36, has served as a deputy general manager for Laiyang Jiangbo since August 2004 and shall continue to serve as Vice President and Director of Sales of the combined entity. Mr. Yang was born in 1971 and is of Chinese nationality. He graduated from Nanjing University with a masters degree. From February 1995 to March 2000, he worked at Jiangsu Yangtze Pharmaceutical Co. Ltd as a sales clerk. From April 2000 to July 2004, he was area director in Jiangsu Jizhou Pharmaceutical Co. Ltd. Since August 2004, he has been deputy general manager in Laiyang Jiangbo Pharmaceutical Co. Ltd.

Xin Jingsheng, age 52, has served as a deputy general manager of Laiyang Jiangbo since October 2003 and shall continue to serve as Director of Equipment of the combined entity. Mr. Xin was born in July 1955 and is of Chinese nationality. He graduated from the Chinese People’s Liberation Army Shengqing Engineering Institute in August 1978. Mr. Xin has experience as a member of a group of trained personnel at 54685 Army Pharmacy from April 1983 to August 2001 and at China Laiyang Construction Bureau from August 2001 to September 2003. Since October 2003, he has been deputy general manager in China Laiyang Jiangbo Pharmaceutical Co. Ltd. He has been engaged in the pharmaceutical industry for more than 20 years, and his varied experience includes positions as a technician, engineer assistant, engineer, deputy factory director, factory director and deputy general manager. He has participated in industry training held by the Chinese National Drug Supervising Department and Shandong Drug Supervising Department and is very familiar with laws and statutes in the Chinese pharmaceutical industry.

Xue Hong, age 39, has served as finance controller of Laiyang Jiangbo since April 2003 and shall continue to serve as Controller of the combined entity. Ms. Xue was born in November 1967 and is of Chinese nationality. From July 1988 to March 1989, she worked in Qingzhou Iron and Steel Works as quality control inspector and auditor. From March 1999 to March 2000, she worked as an accountant at Laiyang Yongkang Company. From March 2000 to September 2003, she was the chief accountant of Laiyang Jiangbo Pharmacy. From April 2003 until now, she has served as the finance controller for Laiyang Jiangbo Pharmaceutical Co. Ltd.

Feng Xiaowei, age 40, was born in August 1967 and is of Chinese nationality. Mr. Feng graduated from Dalian Jiaotong University Railway Locomotive & Car Department with a bachelors degree and Jilin University Postgraduate Research Institute Foreign Economic Law Department with a masters degree. Over the course of his career, he has been procurator in Shenyang Railroad Transportation Procuratorate, associate professor in Jilin University, counsel in China Jilin International Trust and Investment Corporation, expert commissary of China Strategy and Administration Association, and deputy secretary-general of the “China Strengthening Self-Innovative Capacity and Building Innovative Nation Forum”. He has participated in the Research on National Economic Development Strategy and in the subject investigation of Beijing Olympic Games, Guangzhou Development Zone and Tianjin Development Zone. He has been commissioner of Yunnan Province Policy and Economic Development Task Team, commissioner of the Xinjiang Uygur Autonomous Region Policy and Economic Development Task Team and commissioner of the China Shi Hezi National Economic Development Zone Task Team. He is the founder of the Chinese Young People Network Home Co. Ltd., and has presided over the China Young People Card Project.

Huang Lei, age 24, was born in July 1983 and is of Chinese nationality. Ms. Huang graduated from Kwantlen University College in Canada. She also earned her MBA degree from the University of British Columbia in October 2006. From November 2006 to 2007, she was a marketing manager in CúC Top Enterprises Ltd. While a student, Ms. Huang has published articles on business administration at Canada Weekly and school magazines, and earned the Best International Student Scholarship and a full scholarship. Ms. Huang speaks English, French, Mandarin and Cantonese, and has a working knowledge of accountancy and business administration.

Ge Jian, age 36, was born in January 1971 and is of Chinese nationality. Mr. Ge Jian graduated from Shandong University Management Sciences Department with a Bachelor of Business Administration in 1992. From 1992 to the end of 2000, he worked for the Development and Reform Commission of Yantai. From 2001 to 2006, he was the minister of the Capital Operation Department and the minister of the Development Department in Zhenghai Group Co. Ltd., and a director of Yantai Hualian Development Group Co. Ltd. At present, he is general manager of Yantai Zhenghai Pawn Co. Ltd.

Zhang Yihua, age 29, has served as a director of Laiyang Jiangbo since November 2003. Ms. Zhang was born in July 1978 and is of Chinese nationality. She graduated from Shandong Economic Institute in July 2001. From September 2001 to August 2003, she was minister of human resources department in Yantai Huafa Pharmaceutical Co. Ltd., and from September 2002 to October 2003, she was also manager of the Labor and Personnel Department and General Manager Assistant. Since November 2003, she has been a director of Laiyang Jiangbo Pharmaceutical Co. Ltd. After years of dealing with enterprise administration and management work, she has a deep understanding about enterprise operations of administration and management.

Rodrigo Arboleda, age 65, has served as a director of the Registrant since November 30, 2006 and shall continue to serve as a director of the combined entity. Mr. Arboleda has 40 years of experience in top executive positions in the private sector and is currently a partner in Miami-based Globis Group, LLC (“Globis”). Globis is a business development firm for the Ibero-American market, China and the United States. Among its current projects is securing a network of distributorships in Latin America for AMI-First Automotive Works, the largest vehicle manufacturer in China. In addition, Globis seeks opportunities for the Exxel Group, a large private equity fund based in Argentina. Prior to forming Globis, Mr. Arboleda was the Executive VP of Ogden Corporation of NY, a Fortune 100 Service multinational corporation with worldwide interests in Aviation, Energy and Entertainment. Mr. Arboleda was responsible for the Business Development efforts in Latin America and Spain for almost 10 years. He lead the efforts of opening 10 bases of airport services in Latin America and in Spain, of being awarded the largest airport management privatization project in the world, 33 airports in Argentina, in consortium with Malpensa 2000 of Milan, Italy, and a local Argentinean entrepreneur. He directed the construction of the largest Fair and Exhibit complex in Latin America, at La Rural de Palermo, in Buenos Aires, Argentina, a joint venture with the emblematic Sociedad Rural Argentina. Mr. Arboleda holds a Bachelor of Architecture degree from MIT.

Robert D. Cain, age 45, has served as a director of the Registrant since January 2007 and shall continue to serve as a director of the combined entity. Mr. Cain has sixteen years of experience in the entertainment and Internet industries, primarily as a production, finance, strategy and corporate development expert. He has consulted to most of Hollywood's major studios and talent guilds, and to numerous entertainment, Internet and software industry startups. Mr. Cain earned his MBA from the Wharton School at the University of Pennsylvania, after completing his undergraduate work in East Asian Studies at Harvard University. With decades of study, he speaks Chinese and has traveled extensively throughout the country since 1987. Mr. Cain resides in Los Angeles, California.

Board of Directors

Our board of directors is currently composed of eight members, two of whom, Mr. Cao Wubo and Mr. Xu Haibo, are employees. All members of our board of directors serve in this capacity until their terms expire or until their successors are duly elected and qualified. Our bylaws provide that the authorized number of directors will be between three (3) and ten (10).

Mr. Cao Wubo has been elected as the Chairman of the Board of Directors. In this capacity he is responsible for meeting with our Chief Financial Officer to review financial and operating results, reviewing agendas and minutes of board and committee meetings, and presiding at the meetings of the committees of the board of directors.

Board Committees; Director Independence

As of this date our board of directors has not appointed an audit committee or compensation committee, however, we are not currently required to have such committees. Accordingly, we do not have an “audit committee financial expert” as such term is defined in the rules promulgated under the Securities Act of 1933 and the Securities and Exchange Act of 1934. The functions ordinarily handled by these committees are currently handled by our entire board of directors. Our board of directors intends, however, to review our governance structure and institute board committees as necessary and advisable in the future, to facilitate the management of our business.

We do not believe that any of our current directors are considered “independent” under Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. We are not currently subject to any law, rule or regulation, however, requiring that all or any portion of our board of directors include "independent" directors.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

Director Compensation

Effective October 1, 2007 in connection with our change in control, we do not pay any compensation to members of our board of directors for their service on the board. However, we intend to review and consider future proposals regarding board compensation.

Executive Compensation

The following executive compensation disclosure reflects all compensation for fiscal year 2007 received by Laiyang Jiangbo’s principal executive officer, principal financial officer, and most highly compensated executive officers. We refer to these individuals in this Current Report as “named executive officers.”

Summary Compensation

The following table reflects all compensation awarded to, earned by or paid to our named executive officers for Laiyang Jiangbo’s fiscal year ended June 30, 2007:

Summary Compensation for Laiyang Jiangbo’s Fiscal Year-Ended June 30, 2007

Name and Principal Position	Fiscal Year Ended	Salary(1) ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensa-tion ($)	Nonqualified Deferred Compensa-tion Earnings ($)	All Other Compensa-tion ($)	Total ($)
Cao Wubo, Chief Executive Officer, President	2007	2,460	-	-	-	-	-	-	2,460

Elsa Sung, Chief Financial Officer (2)	2007	-	-	-	-	-	-	-	-

Xu Haibo, Vice President, Chief Operating Officer	2007	1,845	-	-	-	-	-	-	1,845

(1) Expressed in U.S. Dollars based on the average interbank exchange rate of 7.8070 PRC Dollars for each 1.00 U.S. Dollar for fiscal year ended June 30, 2007.

(2) Ms. Sung was appointed as our Chief Financial Officer effective October 1, 2007, subsequent to the end of the most recent fiscal year ended June 30, 2007. Accordingly, no compensation information is available for Ms. Sung for this period. A description of her employment agreement can be found below in the section titled “Employment Agreements”.

Grants of Plan-Based Awards

We did not make any grants of plan-based awards to our named executive officers during Laiyang Jiangbo’s fiscal year-ended June 30, 2007.

Outstanding Equity Awards

There are no unexercised options, stock that has not vested, or equity incentive plan awards for any of our named executive officers outstanding as of June 30, 2007.

Option Exercises and Stock Vested

There were no exercises of stock options, SARs or similar instruments, and no vesting of stock, including restricted stock, restricted stock units and similar instruments, during the last completed fiscal year for any of our named executive officers.

Pension Benefits

We currently have no plans that provide for payments or other benefits at, following, or in connection with retirement of our named executive officers.

Nonqualified defined contribution and other nonqualified deferred compensation plans.

We currently have no defined contribution or other plans that provide for the deferral of compensation to our named executive officers on a basis that is not tax-qualified.

Potential payments upon termination or change-in-control.

We currently have no contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to a named executive officer at, following, or in connection with any termination, including without limitation resignation, severance, retirement or a constructive termination of a named executive officer, or a change in control of the registrant or a change in the named executive officer's responsibilities, with respect to each named executive officer.

Employment Agreements.

The following disclosure sets forth certain information regarding written employment agreements with our named executive officers:

Employment Agreement with Elsa Sung.

Effective October 1, 2007, Ms. Elsa Sung was appointed as our Chief Financial Officer. Under the terms of the employment agreement, Ms. Sung will provide general services to us as CFO, including but not limited to advising our management about financial issues related to being a public company. We will pay Ms. Sung for her services at an hourly rate of approximately $135 per hour. We estimate that our CFO fees will approximate $10,500 per month, of which $3,000 may be paid in shares of our common stock at the beginning of each quarterly period. The share price used to calculate the number of shares for our CFO fees will be tied to the most recent price of our common shares in any financing by us. We will reimburse Ms. Sung for any out of pocket expenses, including travel expenses.

The following is a summary of the compensation to be paid under these employment agreements in the upcoming fiscal year ended June 30, 2008 to our named executive officers:

Summary of Compensation To Be Paid Under Employment Agreements for Fiscal Year Ended June 30, 2008

	Annual Compensation
Name and Principal Position	Salary	Bonus(1)	Other annual compensation(1)
Cao Wubo Chairman of the Board, Chief Executive Officer	$156,000	-	-

Elsa Sung Chief Financial Officer	$94,500	-	-

Xu Haibo Vice President, Chief Operating Officer	$67,200	-	-

(1)	As of the date hereof, bonuses and other annual compensation for fiscal year ended June 30, 2008 have not been determined by the Board of Directors or committee thereof.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AND DIRECTOR INDEPENDENCE

Agreement and Plan of Share Exchange

On October 1, 2007, Genesis Technology Group, Inc., a Florida corporation (the “Registrant” or “Genesis”) executed a Share Exchange Agreement (“Exchange Agreement”) by and among Karmoya International Limited, a British Virgin Islands company (“Karmoya”), and the shareholders of 100% of Karmoya’s capital stock (the “Karmoya Shareholders”) on the one hand, and the Registrant and the majority shareholders of the Registrant’s capital stock (the “Genesis Shareholders”) on the other hand. Separately, Karmoya owns 100% of the capital stock of Union Well International Limited, a Cayman Islands company (“Union Well”), which has established and owns 100% of the equity in Genesis Jiangbo (Laiyang) Biotech Technologies Co., Ltd., a wholly foreign owned enterprise in the People’s Republic of China (“GJBT”). GJBT has entered into consulting service agreements and equity-related agreements with Laiyang Jiangbo Pharmaceutical Co., Ltd. (“Laiyang Jiangbo”), a limited liability company headquartered in, and organized under the laws of, China.

Under the Exchange Agreement, on the Closing Date, we issued 5,995,780 shares of our Series B Voting Convertible Preferred Stock (the “Series B Preferred Stock”) to the Karmoya Shareholders in exchange for 100% of the capital stock of Karmoya. The shares of Series B Preferred Stock issued are convertible, in the aggregate, into a number of shares of our common stock that would equal 75% of the outstanding shares of our common stock if the shares were to be converted on the Closing Date. As a result of this transaction, the Karmoya Shareholders became our controlling shareholders and Karmoya became our wholly owned subsidiary. In connection with Karmoya becoming our wholly owned subsidiary, we acquired the business and operations of the LJ Group, and our principal business activities shall continue to be conducted through the LJ Group’s operating company in China, Laiyang Jiangbo.

Our Contractual Arrangements with Laiyang Jiangbo and Its Shareholders

PRC law currently limits foreign equity ownership of Chinese companies. To comply with these foreign ownership restrictions, we operate our business in China through a series of contractual arrangements with Laiyang Jiangbo and its shareholders that were executed on September 21, 2007. For a description of these contractual arrangements, see “Contractual Arrangements with Laiyang Jiangbo and Its Shareholders” under the “Business” section above.

Related Party Transactions of Laiyang Jiangbo

Set forth below are the related party transactions since June 30, 2007 between Laiyang Jiangbo’s shareholders, officers and/or directors, and Laiyang Jiangbo. As a result of the Exchange Transaction, we have contractual arrangements with Laiyang Jiangbo which give us the ability to substantially influence Laiyang Jiangbo's daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder approval.

Laiyang Jiangbo is engaged in business activities with three related parties, Jiangbo Chinese-Western Pharmacy, Laiyang Jiangbo Medicals, Co., Ltd and Yantai Jiangbo Pharmaceuticals Co., Ltd. At June 30, 2007 and 2006, accounts receivable from product sales due from the three companies owned by Laiyang Jiangbo’s Chief Executive Officer and major shareholders amounted to $498,940 and $413,850, respectively. For the years ended June 30, 2007, 2006, and 2005, the Company recorded net revenues of $3,018,502, 2,471,143 and $1,248,691 to Jiangbo Chinese-Western Pharmacy, $436,909, $231,722, and $441,265 to Laiyang Jiangbo Medicals, Co., Ltd and $478,470, $1,210,587, and $209,310 to Yantai Jiangbo Pharmaceuticals Co., Ltd., respectively. In general, accounts receivable due from related parties are payable in cash and are due within 3 to 6 months, which approximate normal business terms with unrelated parties.

Prior to fiscal year 2007, Laiyang Jiangbo received advances from its director, shareholders and related parties for its operating activities. At June 30, 2007, Laiyang Jiangbo had payable balances due to its shareholders and related parties amounting $757,531 and $175,601 respectively. At June 30, 2006, Laiyang Jiangbo had payable balances due to its director, shareholders and related parties amounting $2,456,852, $1,397,602 and $795,238, respectively. These advances are short-term in nature and bears interest rate at 5.84%, and 6.03%, for 2007 and 2006, respectively. The interest rate for 2007 was calculated by using Laiyang Jiangbo’s 2007 average outstanding bank loan interest rate; and the interest rate for 2006 was calculated by using the 2006 Bank of China 6 months to 1 year basic bank loan interest rate.

At June 30, 2007 and 2006, other payable-related parties consisted of the following:

	2007	2006
Payable to Cao Wubo, Chief Executive Officer and Chairman of the Board, with annual interest at 5.84% and 6.03%, for 2007 and 2006 respectively, and unsecured.	$447,531	$2,456,852

Payable to Xun Guihong, shareholder and sister of CEO’s spouse, with annual interest at 5.84% and 6.03%, for 2007 and 2006 respectively, and unsecured.	280,334	1,369,358

Payable to Zhang Yihua, shareholder of the Company and Yantai Jiangbo Pharmaceuticals, and niece of CEO, with annual interest at 5.84% and 6.03%, for 2007 and 2006 respectively, and unsecured.	29,665	28,244

Payable to Yantai Jiangbo Pharmaceuticals, an affiliated company, with annual interest at 5.84% and 6.03%, for 2007 and 2006 respectively, and unsecured.	106,910	727,788

Payable to Laiyang Jiangbo Medicals, an affiliated company, with annual interest at 5.84% and 6.03%, for 2007 and 2006 respectively, and unsecured.	68,249	67,029

Payable to Xun Guifang,	443	420

Total other payable-related parties	$933,132	$4,649,691

Related Party Transactions of Genesis

Set forth below are the related party transactions since June 30, 2007 between Genesis’s shareholders, officers and/or directors, and Genesis.

On August 1, 2007, we entered a letter of intent whereby we would sell in two installments an aggregate of 3,400,000 shares of Lotus Pharmaceuticals, Inc. ("LTUS") common stock owned by us to an investor at $0.55 per share. On August 10, 2007, we sold 680,000 of the LTUS shares for proceeds of $374,000. The investor may purchase 2,720,000 shares of LTUS for $1,496,000 on or before September 15, 2007. In order to have the sufficient number of LTUS shares to sell, in conjunction with the sale of 2,720,000 shares of LTUS, we must repay a $325,000 promissory note to an officer of the company and the LTUS collateral shares held in escrow must be released.

On July 31, 2007, our 51% owned subsidiary, Genesis Equity Partners LLC, II (“GEP II”), issued a promissory note to a member of GEP II in the amount of $190,000 for working capital purposes. The note bears interest at 10% per annum and is due on July 31, 2008. Upon receipt by us of shares or other equity distribution in connection with the reverse merger transaction with a certain GEP II client and distribution of 24.5% of the reverse merger distribution to the note holder in accordance with GEP II operating agreement, our obligation under this note shall terminate. The note is secured by 2,000,000 shares of our common stock which may be adjusted from time to time.

On July 23, 2007, we entered into a one-year consulting agreement for business advisory and investor relations services with a company related to a member of our subsidiary, Genesis Equity Partners, LLC (“GEP”). In connection with this agreement, we transferred 100,000 shares of LTUS to this consultant with a fair market value of $100,000.

Director Independence

For our description of director independence, see “Board of Directors” under the section entitled “Directors and Executive Officers ”above.

LEGAL PROCEEDINGS

We are not currently involved in any material legal proceedings, nor have we been involved in any such proceedings that has had or may have a significant effect on our company. We are not aware of any other material legal proceedings pending against us.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY
AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock is not listed on any stock exchange. Our common stock is traded over-the-counter on the Over-the-Counter Electronic Bulletin Board under the symbol “GTEC.OB”. The following table sets forth the high and low bid information for our common stock for each quarter within our last two fiscal years, as reported by the Over-the-Counter Electronic Bulletin Board. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns or commissions and do not necessarily reflect actual transactions.

	LOW	HIGH
2007
Quarter ended September 30, 2007	$0.085	$0.15
Quarter ended June 30, 2007	$0.101	$0.185
Quarter ended March 31, 2007	$0.12	$0.185

2006
Quarter ended December 31, 2006	$0.08	$0.179
Quarter ended September 30, 2006	$0.09	$0.185
Quarter ended June 30, 2006	$0.16	$0.361
Quarter ended March 31, 2006	$0.031	$0.55

2005
Quarter ended December 31, 2005	$0.03	$0.64

As of October 4, 2007, the closing sales price for shares of our common stock was $0.28 per share on the Over-The-Counter Bulletin Board.

Holders

As of October 2, 2007, there were approximately 855 shareholders of record of our common stock based upon the shareholders’ listing provided by our transfer agent. Our transfer agent is Computershare Trust Company, 350 Indiana St., #800, Golden, Colorado 80401, and its telephone number is (303) 262-0600.

Dividend Policy

We have never paid cash dividends on our common stock. We intend to keep future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. In the past our board of directors has declared dividends on our then outstanding preferred stock. We paid these preferred stock dividends with common stock.

Our future payment of dividends will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors that our board of directors may deem relevant. Our retained earnings deficit currently limits our ability to pay dividends.

RECENT SALES OF UNREGISTERED SECURITIES

Reference is made to Item 3.02 of this Current Report on Form 8-K for a description of recent sales of unregistered securities, which is hereby incorporated by reference.

DESCRIPTION OF SECURITIES

The following information describes our capital stock and provisions of our articles of incorporation and our bylaws, all as in effect upon the Closing of the Exchange Transaction. This description is only a summary. You should also refer to our articles of incorporation, bylaws and articles of amendment which have been incorporated by reference or filed with the Securities and Exchange Commission as exhibits to this Current Report on Form 8-K.

General

Our authorized common stock consists of 200,000,000 shares of common stock, $0.001 par value per share. Our authorized preferred stock consists of 20,000,000 shares of preferred stock, $0.001 par value per share, of which (i) on January 15, 2004 our board of directors designated 218,000 shares as Series A 6% Cumulative Convertible Preferred Stock and (ii) on September 30, 2007 our board of directors designated 8,000,000 shares as Series B Voting Convertible Preferred Stock. As of October 2, 2007, there were 87,664,120 shares of common stock outstanding, 15,400 shares of Series A 6% Cumulative Convertible Preferred Stock outstanding, and 5,995,780 shares of Series B Voting Convertible Preferred Stock.

Common Stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to preferences that may be applicable to any then-outstanding preferred stock, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

Our board of directors, without further shareholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board of directors may authorize the issuance of preferred stock which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our board of directors can fix limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding. The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and issuance of preferred stock may delay, defer or prevent a change in our control.

Series A 6% Cumulative Convertible Preferred Stock

In January 2004 our board of directors created a series of 218,000 shares of our preferred stock and designated that series as Series A 6% Cumulative Convertible Preferred Stock (“Series A Preferred Stock”). The designations, rights and preferences of the Series A Preferred Stock include:

* the stated value of each share is $10.00,

* the shares of Series A Preferred Stock have no voting rights,

* the outstanding shares are entitled to receive preferential cumulative dividends in cash out of any our funds legally available at the time for declaration of dividends before any dividend or other distribution is paid or declared and set apart for payment on any shares of our common stock, or other class of stock which is authorized in the future, at the rate of 6% simple interest per annum on the stated value per share, payable quarterly commencing with the period ending March 31, 2004. At the holder's option, declared dividend payments may be made in additional fully paid and on assessable shares of Series A Preferred Stock at a rate of one share for each $10 of declared dividend not paid in cash,

* upon the dissolution, liquidation or winding up of our company, the shares of Series A Preferred Stock carry a liquidation preference of $10.00 per share plus any accrued but unpaid dividends,

* the shares of Series A Preferred Stock are convertible into such number of shares of our common stock as equal(i) the sum of (A) the stated value of $10.00 per share and (B) at the holder's election accrued and unpaid dividends on such share, divided by (ii) the conversion price of $0.232 per share. The right of the holder to convert the shares of Series A Preferred Stock into shares of our common stock is limited if such conversion would result in the holder having beneficial ownership of more than 9.99% of the outstanding shares of our common stock. The holder is not limited to successive exercises which would result in the aggregate issuance of more than 9.99%,

* so long as the shares of Series A Preferred Stock are outstanding, we cannot amend our articles of incorporation without the approval of the holders of a majority of the issued and outstanding shares of Series A Preferred Stock if such amendment would have the effect of:

- changing the seniority rights of the holders of the Series A Preferred Stock as to the payment of dividends,

- reducing the liquidation preference, or

- canceling or modifying the conversion rights.

* the dividend rate of the shares of Series A Preferred Stock is subject to increase from 6% per annum to 15% per annum upon the occurrences of certain events, including:

- failure to pay a dividend,

- breach of any material covenant, term or condition of the designations of the Series A Preferred Stock or the subscription agreement related to its sale,

- bankruptcy, insolvency, reorganization, liquidation or an assignment of a substantial part of our property or business for the benefit of our creditors, or the appointment of a trustee or receiver for a substantial party of our properties or business,

- a judgment or similar process against us in excess of $50,000,

- failure to timely deliver a stock certificate upon the conversion of shares of Series A Preferred Stock into common stock,

- if our common stock is no longer quoted on the OTC Bulletin Board or the principal exchange on which it is traded,

- if we effect a reverse stock split without the consent of the holders of the Series A Preferred Stock, or

- a default by us under any agreement to which we are a party.

Series B Voting Convertible Preferred Stock

On September 30, 2007, our board of directors created a series of 8,000,000 shares of our preferred stock and designated that series as Series B Voting Convertible Preferred Stock (“Series B Preferred Stock”). The Certificate of Designation of the Series B Preferred Stock was filed on October 1, 2007. On October 1, 2007, we issued 5,995,780 shares of the Series B Preferred Stock as part of the Exchange Transaction.

With respect to dividend rights and rights on liquidation, dissolution and winding-up of the affairs of the company, the Series B Preferred Stock ranks senior to common stock and junior to each class or series of capital stock, including the Series A Preferred Stock, which expressly provides that it ranks senior to the Series B Preferred Stock as to dividends or upon liquidation, dissolution and winding-up, or as to any other right or preference (except any other class of Series B Preferred Stock). The holders of Series B Preferred Stock are entitled to the rights on liquidation, dissolution and winding-up of the affairs of the company as they would enjoy if they had converted their Series B Preferred Stock into common stock prior to the record date for such distribution event.

Upon the effective date of the company's filing of an amendment to its Articles of Incorporation increasing the number of shares of common stock, the company is authorized to issue sufficient common stock to permit full conversion of all shares of Series B Preferred Stock into shares of common stock (“Conversion Event”), and each share of Series B Preferred Stock outstanding shall automatically convert into fifty (50) fully paid and nonassessable shares of common stock. The shares of Series B Preferred Stock are convertible, in the aggregate, into a number of shares of our common stock that would equal 75% of the outstanding shares of our common stock if the shares were to be converted on the Closing Date of the Exchange Transaction. Each holder of the Series B Preferred Stock shall receive shares of common stock, as converted, pro-rata, in proportion to such holder’s ownership of shares of the Series B Preferred Stock.

The holders of shares of Series B Preferred Stock have the right to one vote for each share of common stock into which such Series B Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock, and shall be entitled to notice of any shareholder meeting in accordance with the bylaws of the company, and shall be entitled to vote, together with holders of common stock, with respect to any question upon which holders of common stock or preferred stock have the right to vote.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Florida Law

Florida Statutes Section 607.0850 generally permits us to indemnify our directors, officers, employees or other agents who are subject to any third-party actions because of their service to the company if such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the company. If the proceeding is a criminal one, such person must also have had no reasonable cause to believe his conduct was unlawful. In addition, we may indemnify our directors, officers, employees or other agents who are subject to derivative actions against expenses and amounts paid in settlement which do not exceed, in the judgment of our board of directors, the estimated expense of litigating the proceeding to conclusion, including any appeal thereof, actually and reasonably incurred in connection with the defense or settlement of such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the company. To the extent that a director, officer, employee or other agent is successful on the merits or otherwise in defense of a third party or derivative action, such person will be indemnified against expenses actually and reasonably incurred in connection therewith.

Florida Statutes Section 607.0850 also permits us to further indemnify such persons by other means unless a judgment or other final adjudication establishes that such person's actions or omissions which were material to the cause of action constitute (1) a crime (unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it unlawful), (2) a transaction from which he derived an improper personal benefit, (3) an action in violation of Florida Statutes Section 607.0834 (unlawful distributions to shareholders), or (4) willful misconduct or a conscious disregard for the best interests of the company in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Furthermore, Section 607.0831 of the FBCA provides, in general, that no director shall be personally liable for monetary damages to Industrial Services or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director's breach of, or failure to perform, those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) a circumstance under which the liability provisions of Florida Statutes Section 607.0834 are applicable, (iv) in a proceeding by or in the right of the company to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the company, or willful misconduct, or (v) in a proceeding by or in the right of someone other than the company or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

Charter Provisions and Other Arrangements of the Registrant

Article VIII of our articles of incorporation provides for the indemnification of any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Florida law. In addition, we carry insurance permitted by the laws of Florida on behalf of directors, officers, employees or agents which may cover, among other things, liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with the company's independent auditors. The company engaged its independent auditors, Sherb & Co., LLP, on May 11, 2002.

Item 3.02 Unregistered Sales of Equity Securities

As more fully described in Items 1.01 and 2.01 above, in connection with the Exchange Agreement, on the Closing Date, we issued 5,995,780 shares of our Series B Preferred Stock and 597 shares of our common stock to the Karmoya Shareholders in exchange for 100% of the capital stock of Karmoya. Reference is made to the disclosures set forth under Items 1.01 and 2.01 of this Current Report on Form 8-K, which disclosures are incorporated herein by reference. The shares of Series B Preferred Stock issued are convertible, in the aggregate, into a number of shares of our common stock that, when combined with the 597 shares of our common stock, would equal 75% of the outstanding shares of our common stock (on a fully-diluted basis) if the shares were to be converted on the Closing Date. Under the terms of conversion, each share of Series B Preferred Stock will not be convertible into common stock unless and until we amend our Articles of Incorporation to increase the authorized number of shares of common stock available for issuance in an amount sufficient to permit the conversion of all the shares of Series B Preferred Stock, and all of our other convertible securities and instruments into common stock. As of the Closing Date, we had not amended our Articles of Incorporation to effectuate such an increase in authorized common stock. However, at such time as we effectuate such an increase in our authorized common stock, each share of Series B Preferred Stock will automatically convert into fifty (50) fully paid and nonassessable shares of our common stock. The issuance of the Series B Preferred Stock to the Karmoya Shareholders pursuant to the Exchange Agreement was exempt from registration under the Securities Act pursuant to Section 4(2) and/or Regulation D thereof. We made this determination based on the representations of the Karmoya Shareholders which included, in pertinent part, that such shareholders were (a) "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each member understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

On May 17, 2007, we issued 357,143 shares of our common stock to a Beijing-based third party consultant for business development services rendered in connection with its operations for its partner company Genesis Equity Partners LLC, a Florida limited liability partnership (“GEP”). We valued these shares of common stock at the fair market value on the date of grant of $0.15 per share or $53,571 based on the trading price of shares of our common stock. Accordingly, we recorded deferred contract costs of $53,571, which will be expensed upon the completion of a certain GEP contract. The recipient was an accredited or otherwise sophisticated investor and the transactions were exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that Act. The recipient had access to information concerning our company.

On May 15, 2007, in connection with a 90-day consulting agreement, we issued 265,000 shares of our common stock to Pentony Enterprises, Inc. for investor relations services. We valued these shares of common stock at the fair market value on the date of grant of $0.155 per share or $41,075 based on the trading price of shares of our common stock. Accordingly, for the nine months ended June 30, 2007, we recorded stock-based compensation expense of $20,537 and deferred compensation of $20,538, which will be amortized over the remaining service period. The recipient was an accredited or otherwise sophisticated investor and the transactions were exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that Act. The recipient had access to information concerning our company.

On April 13, 2007, we issued 428,571 shares of common stock to a Beijing-based third party consultant for business development services rendered in connection with its GEP operations. We valued these shares of our common stock at the fair market value on the date of grant of $0.14 per share or $60,000 based on the trading price of shares of our common stock. Accordingly, the company recorded deferred contract costs of $60,000, which will be expensed upon the completion of a certain GEP contract. The recipient was an accredited or otherwise sophisticated investor and the transactions were exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that Act. The recipient had access to information concerning our company.

On March 29, 2007, the company cancelled 343,706 shares of common stock previously issued to officers of the company.

On January 1, 2007, in connection with the appointment of a new director, Robert D. Cain, the company issued 500,000 shares of restricted common stock to the new director member for services to be rendered for a one-year period. The company valued these shares of common stock at the fair market value on the date of grant of $.14 per share or $70,000 based on the trading price of shares of our common stock. Accordingly, the company recorded deferred compensation of $70,000, which will be amortized over the remaining service period. The recipient was an accredited or otherwise sophisticated investor and the transactions were exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that Act. The recipient had access to information concerning our company.

On December 11, 2006, we issued 500,000 shares to a Beijing-based consultant for business development services rendered in connection with its GEP operations. We valued these shares of common stock at the fair market value on the date of grant of $0.12 per share or $60,000 based on the trading price of our shares of common stock. The recipient was an accredited or otherwise sophisticated investor and the transactions were exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that Act. The recipient had access to information concerning our company.

On November 30, 2006, in connection with the appointment of a new director, Rodrigo Arboleda, we issued 500,000 shares of restricted common stock to the new director for services to be rendered for a one-year period. We valued these shares of common stock at the fair market value on the date of grant of $0.135 per share or $67,500 based on the trading price of shares of our common stock. The recipient was an accredited or otherwise sophisticated investor and the transactions were exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that Act. The recipient had access to information concerning our company.

On November 20, 2006, we issued 600,000 shares to a Beijing-based consultant for business development services rendered in connection with its GEP operations. We valued these shares of common stock at the fair market value on the date of grant of $0.10 per share or $60,000 based on the trading price of shares of our common stock. The recipient was an accredited or otherwise sophisticated investor and the transactions were exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that Act. The recipient had access to information concerning our company.

On May 5, 2006, we issued 1,000,000 shares of common stock for services. We valued these shares of common stock at the fair market value on the date of grant at per share price of $.23. The recipient was an accredited or otherwise sophisticated investor and the transaction was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that Act. The recipient had access to information concerning our company.

During May and June 2005, we issued 14,973 shares of common stock to two employees as compensation for services. The company valued these shares of common stock at the fair market value on the dates of grant of $.07 per share or $1,048 based on the trading price of shares of our common stock. The recipients were accredited or otherwise sophisticated investors and the transactions were exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that Act. The recipients had access to information concerning our company.

On May 31, 2005, we issued 763,867 shares of common stock to two executives as compensation for services. We valued these shares of common stock at the fair market value on the dates of grant of $.06 per share or $45,832 based on the trading price of shares of our common stock. The recipients were accredited investors and the transactions were exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that Act.

On April 25, 2005, in connection with a consulting agreement, we issued 1,500,000 shares of common stock to a consultant as compensation for investor relations services. We valued these shares of common stock at the fair market value on the dates of grant of $.061 per share or $91,500 based on the trading price of shares of our common stock. The recipient was an accredited or otherwise sophisticated investor and the transaction was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that Act. The recipient had access to information concerning our company.

On April 1, 2005, in connection with an employment agreement, we issued 500,000 shares of common stock to an employee as compensation for services. We valued these shares of common stock at the fair market value on the dates of grant of $.07 per share or $35,000 based on the trading price of our common stock. The recipient was an accredited investor and the transaction was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that Act.

On April 1, 2005, we issued 1,626,977 shares of common stock to two executives as compensation for services rendered. We valued these shares of common stock at the fair market value on the dates of grant of $.07 per share or $113,888 based on the trading price of our common stock. The recipients were accredited investors and the transactions were exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that Act.

In December 2004 in connection with a separation and severance agreement with Dr. James Wang, we issued Dr. Wang 562,500 shares of our common stock. These securities were issued in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that Act. The certificate evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom.

In November 2004 in connection with an employment agreement, we issued Gary Wolfson and Ken Clinton, officers and directors of our company, each 3,125,000 shares of our common stock representing an aggregate value of $718,750. These securities were issued in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that Act. The certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom.

In October 2004 in connection with the execution of an employment agreement with Dr. Li Shaoqing, we issued Mr. Shaoqing 1,000,000 shares of our common stock. These securities were issued in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that Act. The certificate evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom.

Item 5.01 Changes in Control of Registrant.

As more fully described in Items 1.01 and 2.01 above, on October 1, 2007, Genesis Technology Group, Inc., a Florida corporation (“Genesis”) executed a Share Acquisition and Exchange Agreement (“Exchange Agreement”) by and among Genesis, Karmoya International Ltd., a British Virgin Islands company (“Karmoya”), and the shareholders of 100% of Karmoya’s capital stock (the “Karmoya Shareholders”). The Closing of this transaction occurred on October 1, 2007. Reference is made to the disclosures set forth under Items 1.01 and 2.01 of this Current Report on Form 8-K, which disclosures are incorporated herein by reference.

Under the Exchange Agreement, on the Closing Date, we issued 5,995,780 shares of our Series B Voting Convertible Preferred Stock (the “Series B Preferred Stock”) and 597 shares of our common stock to the Karmoya Shareholders in exchange for 100% of the capital stock of Karmoya. As a result of this transaction, the Karmoya Shareholders acquired control of our company because the shares of Series B Preferred Stock entitle the Karmoya Shareholders to voting rights with respect to any and all matters presented to our shareholders for their action or consideration that is equal to the number of shares of our outstanding shares of common stock in which such shares are convertible. The shares of Series B Preferred Stock acquired by the Karmoya Shareholders are convertible, in the aggregate, into a number of shares of our common stock that, when combined with the 597 shares of our common stock, would equal 75% of the outstanding shares of our common stock (on a fully-diluted basis) if the shares were to be converted on the Closing Date. Each share of our outstanding common stock entitles the holders of common stock to one vote. Thus, the Karmoya Shareholders hold 75% or the majority number of voting shares of our company on a fully diluted basis.

In connection with this change in control, and as explained more fully in Item 5.02 below, effective October 1, 2007, Gary Wolfson, Adam Wasserman and Kenneth Clinton each resigned as our Chief Executive Officer, Chief Financial Officer, and President, respectively. In addition, effective October 1, 2007, Gary Wolfson, Kenneth Clinton, and Dr. Shaohua Tan each resigned as members of our board of directors. Further, effective October 1, 2007, we appointed the following new directors and officers:

Name	Age	Position
Cao Wubo	42	Chief Executive Officer and Chairman of the Board
Elsa Sung	33	Chief Financial Officer
Xu Haibo	36	Vice President, Chief Operating Officer and Director
Dong Lining	47	Vice President, Director of Technology
Yang Weidong	36	Vice President, Director of Sales
Xin Jingsheng	52	Director of Equipment
Xue Hong	39	Controller
Feng Xiaowei	40	Director
Huang Lei	24	Director
Ge Jian	36	Director
Zhang Yihua	26	Director

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As more fully described in Items 1.01, 2.01 and 5.01 above, on October 1, 2007, Genesis Technology Group, Inc., a Florida corporation (“Genesis”) executed a Share Acquisition and Exchange Agreement (“Exchange Agreement”) by and among Genesis, Karmoya International Ltd., a British Virgin Islands company (“Karmoya”), and the shareholders of 100% of Karmoya’s capital stock (the “Karmoya Shareholders”). The Closing of this transaction occurred on October 1, 2007. Reference is made to the disclosures set forth under Items 1.01, 2.01 and 5.01 of this Current Report on Form 8-K, which disclosures are incorporated herein by reference.

(a) Resignation of Directors

Effective October 1, 2007, Gary Wolfson, Kenneth Clinton, and Dr. Shaohua Tan (individually, a “Resigning Director” and collectively, the “Resigning Directors”) resigned as members of our board of directors. There were no disagreements between any Resigning Director and any of our officers or directors. We provided a copy of the disclosures it is making in response to this Item 5.02 to the Resigning Directors and informed each Resigning Director that he may furnish the company as promptly as possible with a letter stating whether he agrees or disagrees with the disclosures made in response to this Item 5.02, and that if he disagrees, then the company requests that he provide the respects in which he does not agree with the disclosures. We will undertake to file any letter received from a Resigning Director, if any, as an exhibit to an amendment to this current report on Form 8-K within two business days after receipt.

(b) Resignation of Officers

Effective October 1, 2007, Gary Wolfson resigned as our Chief Executive Officer, Adam Wasserman resigned as our Chief Financial Officer, and Kenneth Clinton resigned as our President.

(c) Appointment of Officers

Effective October 1, 2007, the following persons were appointed as our newly appointed officers (individually, a “New Officer” and collectively, the “New Officers”):

Name	Age	Position
Cao Wubo	42	Chief Executive Officer and Chairman of the Board
Elsa Sung	33	Chief Financial Officer
Xu Haibo	36	Vice President, Chief Operating Officer and Director
Dong Lining	47	Vice President, Director of Technology
Yang Weidong	36	Vice President, Director of Sales
Xin Jingsheng	52	Director of Equipment
Xue Hong	39	Controller

There are no family relationships among any of our officers or directors. None of the New Officers currently has an employment agreement with Genesis. Other than the Exchange Transaction, there are no transactions, since the beginning of our last fiscal year, or any currently proposed transaction, in which Genesis was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of Genesis’s total assets at year-end for the last three completed fiscal years, and in which any of the New Officers had or will have a direct or indirect material interest. Other than the Exchange Transaction, there is no material plan, contract or arrangement (whether or not written) to which any of the New Officers is a party or in which any New Officer participates that is entered into or material amendment in connection with our appointment of the New Officers, or any grant or award to any New Officer or modification thereto, under any such plan, contract or arrangement in connection with our appointment of the New Officers.

Descriptions of our newly appointed directors and officers can be found in Item 2.01 above, in the section titled “DIRECTORS & EXECUTIVE OFFICERS - Current Management.”

(d) Appointment of Directors

Effective October 1, 2007, the following persons were appointed as new members of our board of directors (individually, a “New Director” and collectively, the “New Directors”):

Name	Age	Position
Cao Wubo	42	Chairman of the Board of Directors
Xu Haibo	36	Director
Feng Xiaowei	40	Director
Huang Lei	24	Director
Ge Jian	36	Director
Zhang Yihua	29	Director

There are no family relationships among any of our officers or directors. None of the New Directors has been named or, at the time of this Current Report, is expected to be named to any committee of the board of directors. Other than the Exchange Transaction, there are no transactions, since the beginning of our last fiscal year, or any currently proposed transaction, in which Genesis was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of Genesis’s total assets at year-end for the last three completed fiscal years, and in which any of the New Directors had or will have a direct or indirect material interest. Other than the Exchange Transaction, there is no material plan, contract or arrangement (whether or not written) to which any of the New Directors is a party or in which any New Director participates that is entered into or material amendment in connection with our appointment of the New Directors, or any grant or award to any New Director or modification thereto, under any such plan, contract or arrangement in connection with our appointment of the New Directors.

Descriptions of our newly appointed directors and officers can be found in Item 2.01 above, in the section titled “DIRECTORS & EXECUTIVE OFFICERS - Current Management.”

Item 9.01 Financial Statement and Exhibits.

As more fully described in Item 2.01 above, on October 1, 2007 Genesis Technology Group, Inc., a Florida corporation (the “Registrant” or “Genesis”) executed a Share Exchange Agreement (“Exchange Agreement”) by and among Karmoya International Limited, a British Virgin Islands company (“Karmoya”), and the shareholders of 100% of Karmoya’s capital stock (the “Karmoya Shareholders”) on the one hand, and the Registrant and the majority shareholders of the Registrant’s capital stock (the “Genesis Shareholders”) on the other hand. The closing of this transaction (the “Exchange Transaction”) occurred on October 1, 2007. Separately, Karmoya owns 100% of the capital stock of Union Well International Limited, a Cayman Islands company (“Union Well”), which has established and owns 100% of the equity in Genesis Jiangbo (Laiyang) Biotech Technologies Co., Ltd., a wholly foreign owned enterprise in the People’s Republic of China (“GJBT”). GJBT has entered into consulting service agreements and equity-related agreements with Laiyang Jiangbo Pharmaceutical Co., Ltd. (“Laiyang Jiangbo”), a limited liability company headquartered in, and organized under the laws of, China. Throughout this Form 8-K, Karmoya, Union Well, GJBT and Laiyang Jiangbo are sometimes collectively referred to as the “LJ Group.” As a result of our acquisition of the LJ Group, our principal business activities after the Exchange Transaction shall continue to be conducted through the LJ Group’s operating company in China, Laiyang Jiangbo.

(a) Financial Statements of the Business Acquired

The audited consolidated financial statements of the LJ Group for the years ended June 30, 2007, 2006 and 2005, including the notes to such financial statements, are incorporated herein by reference to Exhibit 99.10 of this Current Report.

(b) Pro Forma Financial Information

The unaudited pro forma combined financial statements of the combined entity as of, and for the year ended, June 30, 2007, including the notes to such financial statements, are incorporated herein by reference to Exhibit 99.11 of this Current Report.

The unaudited pro forma consolidated financial statements are presented to illustrate the estimated effects of our acquisition of the LJ Group and the Exchange Transaction on our historical financial position and our results of operations. We have derived our historical financial data for the nine months ended June 30, 2007 from our unaudited financial statements contained on Form 10-QSB as filed with the Securities and Exchange Commission. We have derived the LJ Group’s historical consolidated financial statements as of June 30, 2007 from the LJ Group’s audited consolidated financial statements for the year ended June 30, 2007 contained elsewhere in this Form 8-K. In accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations" (SFAS 141), and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements, the LJ Group is considered the accounting acquiror. Because the LJ Group’s owners as a group retained or received the larger portion of the voting rights in the combined entity and the LJ Group’s senior management represents a majority of the senior management of the combined entity, the LJ Group was considered the acquiror for accounting purposes and will account for the Exchange Transaction as a reverse acquisition. The acquisition has been accounted for as a reorganization of entities and the financial statements have been prepared as if the reorganization had occurred retroactively. Our fiscal year will continue to end on June 30.

The Exchange Transaction was completed on October 1, 2007. The unaudited pro forma consolidated statements of operations for the year ended June 30, 2007 assume that the Exchange Transaction, cancellation of shares, distribution of certain assets and payment of liabilities were consummated on July 1, 2006. The unaudited pro forma consolidated balance sheet as of June 30, 2007 assumes the Exchange Transaction and issuance of shares were consummated on that date. The information presented in the unaudited pro forma consolidated financial statements does not purport to represent what our financial position or results of operations would have been had the Exchange Transaction and issuance of shares occurred as of the dates indicated, nor is it indicative of our future financial position or results of operations for any period. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been consolidated or the future results that the consolidated company will experience after the Exchange Transaction and cancellation of shares.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. These unaudited pro forma consolidated financial statements should be read in conjunction with the accompanying notes and assumptions and the historical financial statements and related notes of us and the LJ Group.

(d) Exhibits

INDEX TO EXHIBITS

Exhibit Number	Description
2.1	Share Acquisition and Exchange Agreement by and among Genesis, Karmoya and Karmoya Shareholders dated October 1, 2007 (1)

3.1	Articles of Incorporation (2)

3.2	Bylaws (2)

3.3	Articles of Amendment to Articles of Incorporation (2)

3.4	Articles of Amendment to Articles of Incorporation (2)

4.1	Articles of Amendment to Articles of Incorporation, Preferences and Rights of Series A Preferred Stock (3)

4.2	Articles of Amendment to Articles of Incorporation, Preferences and Rights of Series B Voting Convertible Preferred Stock*

10.1	Employment Agreement between Elsa Sung and Laiyang Jiangbo Pharmaceutical Co., Ltd. dated October 1, 2007*

99.1	Consulting Services Agreement between Genesis Jiangbo (Laiyang) Biotech Technologies Co., Ltd., and Laiyang Jiangbo Pharmaceutical Co., Ltd. dated September 21, 2007 (English Translation) (1)

99.2	Equity Pledge Agreement between Genesis Jiangbo (Laiyang) Biotech Technologies Co., Ltd., and Laiyang Jiangbo Pharmaceutical Co., Ltd. dated September 21, 2007 (English Translation) (1)

99.3	Operating Agreement between Genesis Jiangbo (Laiyang) Biotech Technologies Co., Ltd., and Laiyang Jiangbo Pharmaceutical Co., Ltd. dated September 21, 2007 (English Translation) (1)

99.4	Proxy Agreement between Genesis Jiangbo (Laiyang) Biotech Technologies Co., Ltd., and Laiyang Jiangbo Pharmaceutical Co., Ltd. dated September 21, 2007 (English Translation) (1)

99.5	Option Agreement between Genesis Jiangbo (Laiyang) Biotech Technologies Co., Ltd., and Laiyang Jiangbo Pharmaceutical Co., Ltd. dated September 21, 2007 (English Translation) (1)

99.6	Letter of Resignation from Gary Wolfson to the Board of Directors (1)

99.7	Letter of Resignation from Kenneth Clinton to the Board of Directors (1)

99.8	Letter of Resignation from Shaohua Tan to the Board of Directors (1)

99.9	Letter of Resignation from Adam Wasserman to the Board of Directors (1)

99.10	Audited consolidated financial statements of LJ Group for the years ended June 30, 2007, 2006 and 2005, and accompanying notes to audited consolidated financial statements*

99.11
Unaudited pro forma consolidated financial statements of the combined entity as of, and for the year ended, June 30, 2007, and accompanying notes to unaudited pro forma consolidated financial statements*

* Filed Herewith.
(1)	Previously filed with Current Report on Form 8-K on October 2, 2007 and incorporated by reference.
(2)	Previously filed with Registration Statement on Form SB-2 on September 1, 1999 and incorporated by reference.
(3)	Previously filed with Current Report on Form 8-K on January 22, 2004 and incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS TECHNOLOGY GROUP, INC.

By:	/s/ Cao Wubo
Cao Wubo
Chief Executive Officer

Dated: October 5, 2007